THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 22, 2017

among

HUMANA INC.,

THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTIES HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Agent and as CAF Loan Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

CITIBANK, N.A.,
PNC BANK, NATIONAL ASSOCIATION,

U.S. BANK NATIONAL ASSOCIATION,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents,

JPMORGAN CHASE BANK, N.A., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., PNC CAPITAL MARKETS LLC, U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC,

as Joint-Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

 Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	19

SECTION 2.	AMOUNT AND TERMS OF LOANS	20

2.1	Revolving Credit Loans	20
2.2	CAF Loans	21
2.3	Repayment of Loans; Evidence of Debt	23
2.4	Fees	24
2.5	Termination or Reduction of Commitments	25
2.6	Optional Prepayments	25
2.7	Conversion Options; Minimum Amount of Loans.	25
2.8	Interest Rate and Payment Dates for Loans	26
2.9	Computation of Interest and Fees	26
2.10	Inability to Determine Interest Rate	27
2.11	Pro Rata Borrowings and Payments	27
2.12	Illegality	29
2.13	Requirements of Law	29
2.14	Capital Adequacy	30
2.15	Taxes	31
2.16	Indemnity	34
2.17	Application of Proceeds of Loans	34
2.18	Notice of Certain Circumstances; Assignment of Commitments Under Certain Circumstances	34
2.19	Regulation U	35
2.20	Defaulting Banks.	36
2.21	Increase of Commitments.	38
2.22	Extension of Termination Date	38

SECTION 3.	LETTERS OF CREDIT	40

3.1	L/C Sublimit	40
3.2	Procedure for Issuance of Letters of Credit	41
3.3	Fees, Commissions and Other Charges	41
3.4	L/C Participation	42
3.5	Reimbursement Obligation of the Company	43
3.6	Obligations Absolute	43
3.7	Letter of Credit Payments	43
3.8	Application	44

SECTION 4.	REPRESENTATIONS AND WARRANTIES	44

4.1	Corporate Existence; Compliance with Law	44
4.2	No Legal Obstacle to Agreement; Enforceability	44
4.3	Litigation	44
4.4	Disclosure	45
4.5	Anti-Corruption Laws and Sanctions.	45
4.6	Financial Condition.	45
4.7	Changes in Condition.	46
4.8	Assets	46
4.9	Tax Returns	46
4.10	ERISA	46
4.11	Environmental and Public and Employee Health and Safety Matters	46
4.12	Federal Regulations	47
4.13	Investment Company Act; Other Regulations	47
4.14	Business Activity	47
4.15	Purpose of Loans	47
4.16	EEA Financial Institutions	47

SECTION 5.	CONDITIONS	47

5.1	Conditions to the Closing Date	47
5.2	Conditions to Each Loan	49

SECTION 6.	AFFIRMATIVE COVENANTS	49

6.1	Taxes, Indebtedness, etc	50
6.2	Maintenance of Properties; Maintenance of Existence	50
6.3	Insurance	50
6.4 6.5	Financial Statements Certificates;Other Information	51 52
6.6	Compliance with ERISA	52
6.7	Compliance with Laws	52
6.8	Inspection of Property; Books and Records; Discussions	53
6.9	Notices	53
6.10	Maintenance of Licenses, Etc	54
6.11	Further Assurances	54

SECTION 7.	NEGATIVE COVENANTS	54

7.1	Financial Condition Covenants.	54
7.2	Limitation on Subsidiary Indebtedness	55
7.3	Limitation on Liens	55
7.4	Limitations on Fundamental Changes	56
7.5	Limitation on Sale of Assets	57
7.6	Transactions with Affiliates	57
7.7	Anti-Corruption Laws; Sanctions Laws	57

SECTION 8.	DEFAULTS	58

8.1	Events of Default	58
8.2	Annulment of Defaults	61
8.3	Waivers	61
8.4	Course of Dealing	61

SECTION 9.	THE AGENT	61

9.1	Appointment	61
9.2	Delegation of Duties	62
9.3	Exculpatory Provisions	62
9.4	Reliance by Agent	62
9.5	Notice of Default	62
9.6	Non-Reliance on Agent and Other Banks	63
9.7	Indemnification	63
9.8	Agent and CAF Loan Agent in Its Individual Capacity	63
9.9	Successor Agent and CAF Loan Agent	64
9.10	Syndication Agent and Documentation Agents	64
9.11	No Fiduciary Relationship	64

SECTION 10.MISCELLANEOUS	64

10.1	Amendments and Waivers	64
10.2	Notices	65
10.3	No Waiver; Cumulative Remedies	66
10.4	Survival of Representations and Warranties	66
10.5	Payment of Expenses and Taxes; Indemnity	66
10.6	Successors and Assigns; Participations; Purchasing Banks	67
10.7	Adjustments; Set-off	71
10.8	Counterparts	72
10.9	GOVERNING LAW	72
10.10	WAIVERS OF JURY TRIAL	72
10.11	Submission To Jurisdiction; Waivers	72
10.12	Confidentiality of Information	73
10.13	Existing Credit Agreement	73
10.14	USA PATRIOT Act	74
10.15 10.16	No Fiduciary Duty Acknowledgement and Consent to Bail-In of EEA Financial Institutions	74 74

ANNEXES

ANNEX A                               Existing Letters of Credit

SCHEDULES

SCHEDULE I                                Commitment Amounts and Percentages
SCHEDULE II                                Pricing Grid
SCHEDULE III                                Liens
SCHEDULE IV                                Certain Acquisitions and Dispositions
SCHEDULE V                                Other Regulations
SCHEDULE VI                                Business Activities

EXHIBITS

EXHIBIT A                                Form of Revolving Credit Note
EXHIBIT B                                Form of Grid CAF Loan Note
EXHIBIT C                                Form of Individual CAF Loan Note
EXHIBIT D                                Form of CAF Loan Request
EXHIBIT E                                Form of CAF Loan Offer
EXHIBIT F                                Form of CAF Loan Confirmation Agreement
EXHIBIT G                                Form of Assignment and Assumption
EXHIBIT H                                Form of Closing Certificate
EXHIBIT I                                [Reserved]
EXHIBIT J-1                                Form of New Bank Supplement
EXHIBIT J-2                                Form of Increased Commitment Notice
EXHIBIT K-1                                Form of U.S. Tax Compliance Certificate
(Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax
Purposes)
EXHIBIT K-2                                Form of U.S. Tax Compliance Certificate
(Foreign Participants That Are Not Partnerships For U.S. Federal Income
Tax Purposes)
EXHIBIT K-3                                Form of U.S. Tax Compliance Certificate
(Foreign Participants That Are Partnerships For U.S. Federal Income Tax
Purposes)
EXHIBIT K-4                                Form of U.S. Tax Compliance Certificate
(Foreign Lenders That Are Partnerships For U.S. Federal Income Tax
Purposes)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 22, 2017, among HUMANA INC., a Delaware corporation (the “Company”), the several banks and other financial institutions from time to time parties to this Agreement (the “Banks”), the agents identified on the cover page of this Agreement and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for the Banks hereunder (in such capacity, the “Agent”) and as CAF Loan agent (in such capacity, the “CAF Loan Agent”).

W I T N E S S E T H:

WHEREAS, the Company, certain lenders and agents and JPMorgan Chase Bank, N.A., as administrative agent, are parties to the Second Amended and Restated Credit Agreement dated as of July 9, 2013 (the “Existing Credit Agreement”) pursuant to which such lenders provided a revolving credit facility to the Company in the aggregate principal amount of $1,000,000,000;

WHEREAS, the Company has requested the Banks to amend and restate the Existing Credit Agreement in order to provide a revolving credit facility to the Company in the aggregate principal amount of $2,000,000,000; and

WHEREAS, for valuable consideration, the Banks are willing to amend and restate the Existing Credit Agreement and provide such credit facility upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

 “Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Outstanding Extensions of Credit”:  as to any Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Bank then outstanding and (b) the amount represented by such Bank’s Commitment Percentage of the L/C Obligations then outstanding.

“Agreement”:  this Third Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Base Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 or LIBOR02 Page (or otherwise on the Reuters screen) (or on any successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such day (it being understood that if such rate shall be less than zero, such rate shall be deemed zero). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Base Rate, respectively.

 “Alternate Base Rate Loans”:  Revolving Credit Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable LIBOR Auction Advance Rate”:  in respect of any CAF Loan requested pursuant to a LIBOR Auction Advance Request, the London interbank offered rate for deposits in Dollars for the period commencing on the date of such CAF Loan and ending on the maturity date thereof which appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two Working Days prior to the beginning of such period.

“Applicable Margin”:  for each Type of Loan other than CAF Loans, the rate per annum applicable to such Type determined in accordance with the Pricing Grid.

“Application”:  any application, in such form as an Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit and any other agreement entered into by the Issuing Bank and the Company or in favor of the Issuing Bank relating to the issuance of such Letter of Credit.

“Approved Fund”:  as defined in subsection 10.6(d).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit G.

“Available Commitments”:  as to any Bank at a particular time, an amount equal to the difference between (a) the amount of the Commitments at such time and (b) the Aggregate Outstanding Extensions of Credit at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Obligations”:  as defined in subsection 8.1.

“Bank Parent”: with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a Subsidiary.

         “Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks”:  the several banks and other financial institutions from time to time parties to this Agreement.

“Benefitted Bank”:  as defined in subsection 10.7(a).

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.1(b) or a CAF Loan Request pursuant to subsection 2.2(b) as a date on which the Company requests the Banks to make Revolving Credit Loans or CAF Loans, as the case may be, hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“CAF Loan”:  each CAF Loan made pursuant to subsection 2.2; the aggregate amount advanced by a CAF Loan Bank pursuant to subsection 2.2 on each CAF Loan Date shall constitute one or more CAF Loans, as specified by such CAF Loan Bank pursuant to subsection 2.2(b)(vi).

“CAF Loan Assignee”:  as defined in subsection 10.6(c).

“CAF Loan Assignment”:  any assignment by a CAF Loan Bank to a CAF Loan Assignee of a CAF Loan and related Individual CAF Loan Note; any such CAF Loan Assignment to be registered in the Register must set forth, in respect of the CAF Loan Assignee thereunder, the full name of such CAF Loan Assignee, its address for notices, its lending office address (in each case with telephone and facsimile transmission numbers) and payment instructions for all payments to such CAF Loan Assignee, and must contain an agreement by such CAF Loan Assignee to comply with the provisions of subsections 10.6(c), 10.6(h) and 10.12 to the same extent as any Bank.

“CAF Loan Banks”:  Banks from time to time designated as CAF Loan Banks by the Company by written notice to the CAF Loan Agent (which notice the CAF Loan Agent shall transmit to each such CAF Loan Bank).

“CAF Loan Confirmation”:  each confirmation by the Company of its acceptance of one or more CAF Loan Offers, which CAF Loan Confirmation shall be substantially in the form of Exhibit F and shall be delivered to the CAF Loan Agent in writing.

“CAF Loan Date”:  each date on which a CAF Loan is made pursuant to subsection 2.2.

“CAF Loan Note”:  a Grid CAF Loan Note or an Individual CAF Loan Note.

“CAF Loan Offer”:  each offer by a CAF Loan Bank to make one or more CAF Loans pursuant to a CAF Loan Request, which CAF Loan Offer shall contain the information specified in Exhibit E and shall be delivered to the CAF Loan Agent by telephone, immediately confirmed in writing.

“CAF Loan Request”:  each request by the Company for CAF Loan Banks to submit bids to make CAF Loans, which shall contain the information in respect of such requested CAF Loans specified in Exhibit D and shall be delivered to the CAF Loan Agent in writing, or by telephone, immediately confirmed in writing.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change in Control”:  of any corporation, shall occur when (a) any Person or “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company, shall acquire more than 30% of the Voting Stock of such corporation or (b) the Continuing Directors shall not constitute a majority of the board of directors of such corporation.

“Clocktower Building”:  the real property located at 123 E. Main Street, Louisville, Kentucky  40202.

“Closing Date”:  the date on which all of the conditions precedent for the Closing Date set forth in Section 5 shall have been fulfilled.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit”:  as defined in subsection 3.1(a).

“Commitment”:  as to any Bank, its obligation to make Revolving Credit Loans to the Company pursuant to subsection 2.1(a) and issue or participate in Letters of Credit in an aggregate principal amount and/or face amount not to exceed at any one time outstanding the amount set forth opposite such Bank’s name in Schedule I, as such amount may be reduced or increased from time to time as provided herein.

“Commitment Percentage”:  as to any Bank, the percentage of the aggregate Commitments for all Banks constituted by such Bank’s Commitment.  In the case of subsection 2.20 when a Defaulting Bank shall exist, Commitment Percentages shall be determined without regard to any Defaulting Bank’s Commitment.

“Commitment Period”:  the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Conduit Lender”:  any special purpose corporation organized and administered by any Bank for the purpose of making Loans otherwise required to be made by such Bank and designated by such Bank in a written instrument; provided, that the designation by any Bank of a Conduit Lender shall not relieve the designating Bank of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Bank (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsections 2.13, 2.14, 2.15, 2.16 or 10.5 than the designating Bank would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender (and each Bank which designates a Conduit Lender shall indemnify the Company against any increased taxes, costs, expenses, liabilities or losses associated with any payment thereunder to such Conduit Lender) or (b) be deemed to have any Commitment.

“Consolidated Assets”:  the consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP.

“Consolidated EBIT”:  for any period for which the amount thereof is to be determined, Consolidated Net Income for such period plus all amounts deducted in computing such Consolidated Net Income in respect of Consolidated Interest Expense and income taxes, all determined in accordance with GAAP; provided, that for purposes of calculating Consolidated EBIT for any period of four full fiscal quarters, (a) the Consolidated EBIT attributable to any Person or business unit acquired by the Company or its Subsidiaries during such period (such Consolidated EBIT to be calculated in the same manner as Consolidated EBIT for the Company and its Subsidiaries is calculated, mutatis mutandis, provided that amounts arising prior to the time such acquired Person or business unit was acquired attributable to (i) any discontinued operations or products of the acquired Person or business unit or (ii) operations or products of the acquired Person or business unit which the Company expects to discontinue as disclosed in the Company’s reports filed with the Securities and Exchange Commission within three months after the date of acquisition of such Person or business unit shall be excluded in such calculation) shall be included on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such acquisition and the incurrence, assumption or repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters) and (b) the Consolidated EBIT of any Person or business unit disposed of by the Company or its Subsidiaries during such period (such Consolidated EBIT to be calculated in the same manner as Consolidated EBIT for the Company and its Subsidiaries is calculated, mutatis mutandis) shall be deducted on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters).

“Consolidated EBITDA”:  for any fiscal period for which the amount thereof is to be determined, Consolidated EBIT for such fiscal period,

(i) plus without duplication and to the extent deducted from Consolidated Net Income for such fiscal period:

(a) depreciation and amortization of the Company and its Subsidiaries for such fiscal period, plus

(b) any unusual or non-recurring non-cash losses during such period, plus

(c) costs and expenses incurred in connection with the establishment of the credit facilities under this Agreement; and

(ii) minus, without duplication and to the extent included in determining Consolidated Net Income for such period, any unusual or non-recurring non-cash gains during such period.

“Consolidated Interest Expense”:  for any period for which the amount thereof is to be determined, all amounts deducted in computing Consolidated Net Income for such period in respect of interest expense on Indebtedness  determined in accordance with GAAP; provided, that for purposes of calculating Consolidated Interest Expense for any period of four full fiscal quarters, (a) the Consolidated Interest Expense of any Person or business unit acquired by the Company or its Subsidiaries during such period (such Consolidated Interest Expense to be calculated in the same manner as Consolidated Interest Expense for the Company and its Subsidiaries is calculated, mutatis mutandis, provided that amounts arising prior to the time such acquired Person or business unit was acquired attributable to (i) any discontinued operations or products of the acquired Person or business unit or (ii) operations or products of the acquired Person or business unit which the Company expects to discontinue as disclosed in the Company’s reports filed with the Securities and Exchange Commission within three months after the date of acquisition of such Person or business unit shall be excluded in such calculation) shall be included on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such acquisition and the incurrence, assumption or repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters) and (b) the Consolidated Interest Expense of any Person or business unit disposed of by the Company or its Subsidiaries during such period (such Consolidated Interest Expense to be calculated in the same manner as Consolidated Interest Expense for the Company and its Subsidiaries is calculated, mutatis mutandis) shall be deducted on a pro forma basis for such period of four full fiscal quarters (assuming the consummation of each such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period of four full fiscal quarters).  Consolidated Interest Expense shall in any event include the Synthetic Lease Interest Component of any Synthetic Lease entered into by the Company or any of its Subsidiaries.

“Consolidated Net Income”:  for any period, the consolidated net income, if any, after taxes, of the Company and its Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Net Tangible Assets”:  at any date, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of the Company (excluding any thereof which are by their terms extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding any deferred income taxes that are included in current liabilities), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with GAAP.

“Consolidated Net Worth”:  at any date, the stockholders’ equity of the Company and its Subsidiaries at such date, determined in accordance with GAAP.

“Continuing Director”:  any member of the board of directors of the Company who is a member of such board on the date of this Agreement, and any Person who is a member of such board and whose nomination as a director was approved by a majority of the Continuing Directors then on such board.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Group Person”:  any Person which is a member of the controlled group or is under common control with the Company or any Subsidiary within the meaning of Section 414(b) or 414(c) of the Code or Section 4001(b)(1) of ERISA.

       “Credit Party”:  the Agent, the Issuing Bank or any other Bank.

 “Default”:  any of the events specified in subsection 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        “Defaulting Bank”:  Subject to subsection 2.20(e), any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, (d) has, or has a Bank Parent that has, become the subject (i) of a Bankruptcy Event or (ii) Bail-In Action or (e) has defaulted in fulfilling its funding obligations generally under other agreements in which such Bank commits to extend credit.

         “Documentation Agents”: Citibank, N.A., PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Lending Office”:  with respect to each Bank, the office of such Bank located within the United States which shall be making or maintaining Alternate Base Rate Loans.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Embargoed Jurisdiction”: any country, region or territory that is subject to a comprehensive embargo under applicable Sanctions, as modified from time to time by relevant Governmental Authorities and which, as of the date of this Agreement, shall include Crimea, Cuba, Iran, North Korea, Sudan and Syria.

 “ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such board) maintained by a member bank of such system.
 “Eurodollar Base Rate”:  with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person which takes over the administration of that rate) for Dollars and period as appearing on page LIBOR01 or LIBOR02 of the Reuters Screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters; a “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. In the absence of a period comparable to the Interest Period being available as a Screen Rate (a “Discontinued Interest Period”), then (provided there are Screen Rates for other Interest Periods for Dollars) the Eurodollar Base Rate shall mean the Interpolated Screen Rate as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. “Interpolated Screen Rate” means the rate per annum determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate which results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available for Dollars) which is less than the relevant Discontinued Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) which exceeds the relevant Discontinued Interest Period, each as of approximately 11:00 a.m. (London time) two Business Days prior to the commencement of the Discontinued Interest Period.  Notwithstanding the foregoing, if the Eurodollar Base Rate shall be less than zero, it shall be deemed zero for purposes of this Agreement.

“Eurodollar Lending Office”:  with respect to each Bank, the office of such Bank which shall be making or maintaining Eurodollar Loans.

“Eurodollar Loans”:  Revolving Credit Loans hereunder at such time as they are made and/or are being maintained at a rate of interest based upon the Eurodollar Rate.

 “Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans having the same Interest Period (whether or not originally made on the same day).

“Event of Default”:  any of the events specified in subsection 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

“Existing Credit Agreement”:  as defined in the recitals to this Agreement.

“Existing Issuing Bank”: JPMorgan Chase Bank, N.A., Citibank, N.A. and Bank of America, N.A., as issuers of the Existing Letters of Credit.

“Existing Letters of Credit”:  the letters of credit described in Annex A.

“Existing Termination Date”: as defined in subsection 2.22(a).

“Extending Bank”: as defined in subsection 2.22(b).

“Extension Request”: as defined in subsection 2.22(a).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.  If the Federal Funds Effective Rate shall be less than zero, it shall be deemed zero for purposes hereof.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Financing Lease”:  any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Fixed Rate Auction Advance Request”:  any CAF Loan Request requesting the CAF Loan Banks to offer to make CAF Loans at a fixed rate (as opposed to a rate composed of the Applicable LIBOR Auction Advance Rate plus or minus a margin).

“GAAP”:  (a) with respect to determining compliance by the Company with the provisions of subsections 7.1, 7.2 and 7.5, generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 4.6 and (b) with respect to the furnishing of financial statements pursuant to subsection 6.4 and otherwise, generally accepted accounting principles in the United States of America from time to time in effect.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Green Bay Facility”: the real property located at 1100 Employers Blvd, De Pere, Wisconsin 54344.

“Grid CAF Loan Note”: as defined in subsection 2.3(e).

“Guarantee Obligation”:  of any Person, any arrangement whereby credit is extended to one party on the basis of any promise of such Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of another, or to purchase an obligation owed by that other, to purchase assets or to provide funds in the form of lease or other types of payments under circumstances that would enable that other to discharge one or more of its obligations, whether or not such arrangement is listed in the balance sheet of the obligor or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.

“Headquarters”:  the principal executive offices of the Company located at 500 West Main Street, Louisville, Kentucky 40202.

“HMO”:  a health maintenance organization doing business as such (or required to qualify or to be licensed as such) under HMO Regulations.

“HMO Regulations”:  all laws, regulations, directives and administrative orders applicable under federal or state law specific to health maintenance organizations and any regulations, orders and directives promulgated or issued pursuant thereto.

“HMO Regulator”:  any Person charged with the administration, oversight or enforcement of an HMO Regulation.

“HMO Subsidiary”:  any Subsidiary of the Company that is now or hereafter an HMO.

“Increased Commitment Notice”:  a notice substantially in the form of Exhibit J-2.

“Increased Commitment Closing Date”:  any Business Day designated as such in an Increased Commitment Notice.

“Indebtedness”:  of a Person, at a particular date, the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases, (c) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person in excess of $1,000,000 (other than, in each case, undrawn letters of credit, acceptances or similar obligations), (d) Indebtedness of others secured by any Lien on any property owned by the Company or any Subsidiary even though such Person has not assumed or otherwise become liable for the payment thereof; provided, that the amount of such Indebtedness shall be the lesser of the fair market value of such property and the amount of liabilities secured thereby, (e) the amount of Synthetic Lease Obligations of such Person, (f) all Guarantee Obligations relating to any of the foregoing in excess of $5,000,000, and (g) for purposes of subsection 8.1(e) only, all net obligations of such Person in respect of Interest Rate Protection Agreements.

“Individual CAF Loan Note”:  as defined in subsection 2.3(e).

“Individual L/C Sublimit”: $20,000,000 with respect to each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association.

“Insolvency” or “Insolvent”:  with respect to any Multiemployer Plan, means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

 “Insurance Regulation”:  any law, regulation, rule, directive or order applicable and specific to an insurance company.

“Insurance Regulator”:  any Person charged with the administration, oversight or enforcement of any Insurance Regulation.

“Insurance Subsidiary”:  any Subsidiary of the Company that is now or hereafter doing business (or required to qualify or to be licensed) under Insurance Regulations.

“Interest Payment Date”:  (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after Alternate Base Rate Loans are made or Eurodollar Loans are converted to Alternate Base Rate Loans and the final maturity date of such Loan, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period, (c) as to any CAF Loan in respect of which the Company has selected an Interest Period not exceeding 90 days or three months, as the case may be, the last day of such Interest Period and (d) as to any Eurodollar Loan in respect of which the Company has selected a longer Interest Period than the periods described in clause (b) and as to any CAF Loan in respect of which the Company has selected a longer Interest Period than the periods described in clause (c), each day that is three months, or a whole multiple thereof, after the first day of such Interest Period, and the last day of such Interest Period.

“Interest Period”:  (a)  with respect to any Eurodollar Loans:

(i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loans and ending one, two, three or six months thereafter (or, with the consent of all the Banks, twelve months thereafter), as selected by the Company in its notice of borrowing as provided in subsection 2.1(b) or its notice of conversion as provided in subsection 2.7(a), as the case may be; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loans and ending one, two, three or six months thereafter (or, with the consent of all the Banks, twelve months thereafter), as selected by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loans;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base Rate Loan to replace the affected Eurodollar Loan;

(3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(4) any interest period pertaining to a Eurodollar Loan that would otherwise end after the Termination Date shall end on the Termination Date; and

(5) the Company shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan; and

(b) with respect to any CAF Loans, the period commencing on the Borrowing Date therefor and ending on the maturity date for such CAF Loans as set forth in subsection 2.2(b)(i).

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

“IRS”: the United States Internal Revenue Service.

“Issuing Bank”:  (i) JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., PNC Bank, National Association, U.S. Bank National Association and Wells Fargo Bank, National Association, each in its capacity as issuer of any Letter of Credit and (ii) any other Bank as may be selected by the Company and agreed to by such Bank, with the written consent of the Agent, such consent not to be unreasonably withheld.

“Joint Lead Arrangers”: JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc., PNC Capital Markets LLC, U.S. Bank National Association and Wells Fargo Securities, LLC.  It is agreed that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Company, assign its rights and obligations under the Loan Documents (if any) to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

“L/C Exposure”: at any time, the total L/C Obligations.  The L/C Exposure of any Bank at any time shall be its Commitment Percentage of the total L/C Exposure at such time.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

“L/C Participants”:  the collective reference to all the Banks other than the Issuing Bank.

“L/C Sublimit”:  $100,000,000.

“Lender Affiliate”:  (a) any Affiliate of any Bank, (b) any Person that is administered or managed by any Bank and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Bank which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Bank or by an Affiliate of such Bank or investment advisor.

“Letters of Credit”:  as defined in subsection 3.1(a).

“Leverage Ratio”:  at the last day of any full fiscal quarter of the Company, the ratio of (a) all Indebtedness of the Company and its Subsidiaries outstanding on such date to (b) Consolidated EBITDA for the period of four fiscal quarters of the Company ended on such day.

“LIBOR Auction Advance Request”:  any CAF Loan Request requesting the CAF Loan Banks to offer to make CAF Loans at an interest rate equal to the Applicable LIBOR Auction Advance Rate plus or minus a margin.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement that has the same practical effect as any of the foregoing (including, without limitation, any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Bank pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Notes and the Applications.

“Margin Stock”:  as defined in Regulation U.

“Margin Stock Collateral”:  all Margin Stock (other than Portfolio Margin Stock) of the Company and its Subsidiaries by which the Loans are deemed “indirectly secured” within the meaning of Regulation U.

“Material Adverse Effect”:  any material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the rights and remedies of the Banks with respect to the Company and its Subsidiaries under any of the Loan Documents.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Bank”: as defined in subsection 2.21(b).

“New Bank Supplement”: as defined in subsection 2.21(b).

“Non-extending Bank”: as defined in subsection 2.22(a).

 “Non-U.S. Bank”:  as defined in subsection 2.15(c)(ii)(B).

“Note”:  any Revolving Credit Note or CAF Loan Note.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate (which if less than zero shall be deemed to be zero) in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rates shall be deemed to be zero.

 “Other Collateral”:  all assets of the Company and its Subsidiaries (other than Margin Stock) by which the Loans are deemed “indirectly secured” within the meaning of Regulation U.

“Other Connection Taxes” means, with respect to the Agent or any Bank, taxes imposed as a result of a present or former connection between such Agent or Bank and the jurisdiction imposing such tax (other than connections arising from such Agent or Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to subsection 2.18(c)).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

 “Participant Register”: as defined in subsection 10.6(b).

“Participants”:  as defined in subsection 10.6(b).

“Patriot Act”:  as defined in subsection 10.14.

“Payment Sharing Notice”:  a written notice from the Company, or any Bank, informing the Agent that an Event of Default has occurred and is continuing and directing the Agent to allocate payments thereafter received from the Company in accordance with subsection 2.11(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, estate, firm, enterprise,  unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan as defined in Section 3(3), and subject to Title IV, of ERISA and in respect of which the Company, any Subsidiary or any Control Group Person is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

 “Portfolio Margin Stock”:  Margin Stock held by Insurance Subsidiaries or HMO Subsidiaries as portfolio investments, to which the restrictions of Section 7 shall not apply.

“Pricing Grid”:  the Pricing Grid set forth in Schedule II.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced).

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Purchasing Banks”:  as defined in subsection 10.6(d).

“Register”:  as defined in subsection 10.6(e).

“Regulation T”:  Regulation T of the Board of Governors of the Federal Reserve System.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System.

“Regulation X”:  Regulation X of the Board of Governors of the Federal Reserve System.

“Reimbursement Obligation”:  the obligation of the Company to reimburse the Issuing Bank pursuant to subsection 3.5 for amounts drawn under Letters of Credit.

“Relevant Anniversary Date”: as defined in subsection 2.22(a).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Replacement Bank”: as defined in subsection 2.22(c).

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

 “Required Banks”:  (a) during the Commitment Period, Banks whose Commitment Percentages aggregate more than 50% and (b) after the Commitments have expired or been terminated, Banks whose outstanding Loans and L/C Obligations represent in the aggregate more than 50% of all outstanding Loans and L/C Obligations.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Response Date”: as defined in subsection 2.22(a).

“Responsible Officer”:  the chief executive officer, the president, any executive or senior vice president or vice president, the chief financial officer, treasurer or controller of the Company.

“Revolving Credit Loans”:  as defined in subsection 2.1(a).

“Revolving Credit Notes”:  as defined in subsection 2.3(e).

 “Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union,  any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in an Embargoed Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Significant Subsidiary”:  means, at any particular time, any Subsidiary of the Company that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Single Employer Plan”:  any Plan which is not a Multiemployer Plan.

“Standby Letter of Credit”:  as defined in subsection 3.1(a).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

 “Syndication Agent”: Bank of America, N.A.

“Synthetic Lease”:  each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

“Synthetic Lease Interest Components”:  with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases for such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

“Synthetic Lease Obligation”:  as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Taxes”: as defined in subsection 2.15.

 “Termination Date”:  the date one day before the fifth anniversary of the Closing Date (or, if such date is not a Business Day, the next preceding Business Day).

“Transfer Effective Date”:  with respect to an Assignment and Assumption, the effective date of such Assignment and Assumption.

“Transferee”:  as defined in subsection 10.6(g).

“Type”:  as to any Revolving Credit Loan, its nature as an Alternate Base Rate Loan or Eurodollar Loan.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“U.S. Tax Compliance Certificate”: as defined in subsection 2.15(c).

“Voting Stock”: with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

“Waterside Building”:  the real property located at 101 East Main Street, Louisville, Kentucky 40202, including the building housing insurance claim processing operations of the Company.

“Waterside Garage”:  the parking garage of the Company located at 201 North Brook Street, Louisville, Kentucky 40202.

 “Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Working Day”:  any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions

(a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Agent, the Banks and the Company shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP, and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification (“ASC”) 825-10-25 (or any other Accounting Standards Codification or Financial Borrower Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF LOANS

2.1 Revolving Credit Loans

(a)  Subject to the terms and conditions hereof, each Bank severally agrees to make loans (“Revolving Credit Loans”) to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the amount represented by such Bank’s Commitment Percentage of the L/C Obligations then outstanding, does not exceed the Commitment of such Bank, provided that the Aggregate Outstanding Extensions of Credit of all Banks shall not at any time exceed the aggregate amount of the Commitments.  During the Commitment Period the Company may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Company and notified to the Agent in accordance with subsection 2.1(b).  Eurodollar Loans shall be made and maintained by each Bank at its Eurodollar Lending Office, and Alternate Base Rate Loans shall be made and maintained by each Bank at its Domestic Lending Office.

(b) The Company may borrow under the Commitments during the Commitment Period on any Working Day if the borrowing is of Eurodollar Loans or on any Business Day if the borrowing is of Alternate Base Rate Loans; provided that the Company shall give the Agent irrevocable notice (which notice must be received by the Agent (i) prior to 11:30 A.M., New York City time three Working Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (ii) prior to 1:00 P.M., New York City time, on the requested Borrowing Date, in the case of Alternate Base Rate Loans), specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof, and (D) if the borrowing is to be entirely or partly of Eurodollar Loans, the length of the Interest Period therefor.  Each borrowing pursuant to the Commitments shall be in an aggregate principal amount equal to the lesser of (i) $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) the then aggregate Available Commitments for all Banks.  Upon receipt of such notice from the Company, the Agent shall promptly notify each Bank thereof.  Each Bank will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Company at the office of the Agent set forth in subsection 10.2 prior to 2:00 P.M. (or in the case of a same day borrowing of Alternate Base Rate Loans, 3:00 P.M.), New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Agent.  The proceeds of all such Revolving Credit Loans will then be promptly made available to the Company by the Agent at such office of the Agent by crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Agent by the Banks.

2.2 CAF Loans

(a)  The Company may borrow CAF Loans from time to time on any Business Day (in the case of CAF Loans made pursuant to a Fixed Rate Auction Advance Request) or any Working Day (in the case of CAF Loans made pursuant to a LIBOR Auction Advance Request) during the period from the Closing Date until the date occurring 14 days prior to the Termination Date in the manner set forth in this subsection 2.2 and in amounts such that the Aggregate Outstanding Extensions of Credit of all Banks at any time shall not exceed the aggregate amount of the Commitments for all Banks at such time.

(b) (i)  The Company shall request CAF Loans by delivering a CAF Loan Request to the CAF Loan Agent, prior to 12:00 Noon, New York City time, four Working Days prior to the proposed Borrowing Date (in the case of a LIBOR Auction Advance Request), and prior to 10:00 A.M., New York City time, one Business Day prior to the proposed Borrowing Date (in the case of a Fixed Rate Auction Advance Request).  Each CAF Loan Request may solicit bids for CAF Loans in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and for not more than three alternative maturity dates for such CAF Loans.  The maturity date for each CAF Loan (x) if made pursuant to a Fixed Rate Auction Advance Request, shall be not less than 7 days nor more than 360 days after the Borrowing Date therefor (and in any event not after the Termination Date) and (y) if made pursuant to a LIBOR Auction Advance Request, shall be one, two, three, six, nine or twelve months after the Borrowing Date therefor (and in any event not after the Termination Date).  The CAF Loan Agent shall promptly notify each CAF Loan Bank in writing of the contents of each CAF Loan Request received by it.

(ii) In the case of a LIBOR Auction Advance Request, upon receipt of notice from the CAF Loan Agent of the contents of such CAF Loan Request, any CAF Loan Bank that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more CAF Loans at the Applicable LIBOR Auction Advance Rate plus or minus a margin for each such CAF Loan determined by such CAF Loan Bank in its sole discretion.  Any such irrevocable offer shall be made by delivering a CAF Loan Offer to the CAF Loan Agent, prior to 9:30 A.M., New York City time, three Working Days before the proposed Borrowing Date, setting forth the maximum amount of CAF Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such CAF Loan Bank would be willing to make (which amounts may, subject to subsection 2.2(a), exceed such CAF Loan Bank’s Commitment) and the margin above or below the Applicable LIBOR Auction Advance Rate at which such CAF Loan Bank is willing to make each such CAF Loan; the CAF Loan Agent shall advise the Company prior to 10:00 A.M., New York City time, three Working Days before the proposed Borrowing Date of the contents of each such CAF Loan Offer received by it.  If the CAF Loan Agent or any Affiliate thereof in its capacity as a CAF Loan Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its CAF Loan Offer prior to 9:00 A.M., New York City time, three Working Days before the proposed Borrowing Date.

(iii) In the case of a Fixed Rate Auction Advance Request, upon receipt of notice from the Agent of the contents of such CAF Loan Request, any CAF Loan Bank that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more CAF Loans at a rate or rates of interest for each such CAF Loan determined by such CAF Loan Bank in its sole discretion.  Any such irrevocable offer shall be made by delivering a CAF Loan Offer to the CAF Loan Agent, prior to 9:30 A.M., New York City time, on the proposed Borrowing Date, setting forth the maximum amount of CAF Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such CAF Loan Bank would be willing to make (which amounts may, subject to subsection 2.2(a), exceed such CAF Loan Bank’s Commitment) and the rate or rates of interest at which such CAF Loan Bank is willing to make each such CAF Loan; the CAF Loan Agent shall advise the Company prior to 10:15 A.M., New York City time, on the proposed Borrowing Date of the contents of each such CAF Loan Offer received by it.  If the CAF Loan Agent or any Affiliate thereof in its capacity as a CAF Loan Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its CAF Loan Offer prior to 9:15 A.M., New York City time, on the proposed Borrowing Date.

(iv) The Company shall prior to 11:00 A.M., New York City time, three Working Days before the proposed Borrowing Date (in the case of CAF Loans requested by a LIBOR Auction Advance Request) and prior to 11:00 A.M., New York City time, on the proposed Borrowing Date (in the case of CAF Loans requested by a Fixed Rate Auction Advance Request) either, in its absolute discretion:

(A)  cancel such CAF Loan Request by giving the CAF Loan Agent telephone notice to that effect, or

(B)  accept one or more of the offers made by any CAF Loan Bank or CAF Loan Banks pursuant to clause (ii) or clause (iii) above, as the case may be, by giving telephone notice to the CAF Loan Agent (immediately confirmed by delivery to the CAF Loan Agent of a CAF Loan Confirmation) of the amount of CAF Loans for each relevant maturity date to be made by each CAF Loan Bank (which amount for each such maturity date shall be equal to or less than the maximum amount for such maturity date specified in the CAF Loan Offer of such CAF Loan Bank, and for all maturity dates included in such CAF Loan Offer shall be equal to or less than the aggregate maximum amount specified in such CAF Loan Offer for all such maturity dates) and reject any remaining offers made by CAF Loan Banks pursuant to clause (ii) or clause (iii) above, as the case may be; provided, however, that (x) the Company may not accept offers for CAF Loans for any maturity date in an aggregate principal amount in excess of the maximum principal amount requested in the related CAF Loan Request, (y) if the Company accepts any of such offers, it must accept offers strictly based upon pricing for such relevant maturity date and no other criteria whatsoever and (z) if two or more CAF Loan Banks submit offers for any maturity date at identical pricing and the Company accepts any of such offers but does not wish to borrow the total amount offered by such CAF Loan Banks with such identical pricing, the Company shall accept offers from all of such CAF Loan Banks in amounts allocated among them pro rata according to the amounts offered by such CAF Loan Banks (or as nearly pro rata as shall be practicable after giving effect to the requirement that CAF Loans made by a CAF Loan Bank on a Borrowing Date for each relevant maturity date shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that if the number of CAF Loan Banks that submit offers for any maturity date at identical pricing is such that, after the Company accepts such offers pro rata in accordance with the foregoing, the CAF Loans to be made by each such CAF Loan Bank would be less than $5,000,000 principal amount, the number of such CAF Loan Banks shall be reduced by the CAF Loan Agent by lot until the CAF Loans to be made by each such remaining CAF Loan Bank would be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof).

(v) If the Company notifies the CAF Loan Agent that a CAF Loan Request is cancelled pursuant to clause (iv)(A) above, the CAF Loan Agent shall give prompt, but in no event more than one hour later, telephone notice thereof to the CAF Loan Banks, and the CAF Loans requested thereby shall not be made.

(vi) If the Company accepts pursuant to clause (iv)(B) above one or more of the offers made by any CAF Loan Bank or CAF Loan Banks, the CAF Loan Agent shall promptly, but in no event more than one hour later, notify each CAF Loan Bank which has made such an offer of the aggregate amount of such CAF Loans to be made on such Borrowing Date for each maturity date and of the acceptance or rejection of any offers to make such CAF Loans made by such CAF Loan Bank.  Each CAF Loan Bank which is to make a CAF Loan shall, prior to 12:00 Noon, New York City time, on the Borrowing Date specified in the CAF Loan Request applicable thereto, make available to the Agent at its office set forth in subsection 10.2 the amount of CAF Loans to be made by such CAF Loan Bank, in immediately available funds.  The Agent will make such funds available to the Company as soon as practicable on such date at the Agent’s aforesaid address.  As soon as practicable after each Borrowing Date, the Agent shall notify each Bank of the aggregate amount of CAF Loans advanced on such Borrowing Date and the respective maturity dates thereof.

(c) Within the limits and on the conditions set forth in this subsection 2.2, the Company may from time to time borrow under this subsection 2.2, repay pursuant to subsection 2.6, and reborrow under this subsection 2.2.

2.3 Repayment of Loans; Evidence of Debt

.  (a)  The Company hereby unconditionally promises to pay to the Agent for the account of each Bank (i) the then unpaid principal amount of each Revolving Credit Loan of such Bank on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8), and (ii) the principal amount of each CAF Loan made by such Bank on the maturity date therefor as set forth in the CAF Loan Request for such CAF Loan (or on such earlier date on which the Loans become due and payable pursuant to Section 8).  The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.8.

(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Bank resulting from each Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to subsection 10.6(e), and a subaccount therein for each Bank, in which shall be recorded (i) (A) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto and (B) the amount of each CAF Loan made by such Bank, the maturity date therefor as set forth in the CAF Loan Request for such CAF Loan, the interest rate applicable thereto and each Interest Payment Date applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Company and each Bank’s share thereof.

(d) The entries made in the Register and the accounts of each Bank maintained pursuant to subsection 2.3(b) shall, to the extent permitted by applicable law, absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Bank or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Bank in accordance with the terms of this Agreement.

(e) The Company agrees that, upon the request to the Agent by any Bank, the Company will execute and deliver to such Bank (i) a promissory note of the Company evidencing the Revolving Credit Loans of such Bank, substantially in the form of Exhibit A with appropriate insertions as to payee, date and principal amount (a “Revolving Credit Note”), (ii) a promissory note of the Company evidencing the initial CAF Loan or Loans of such Bank, substantially in the form of Exhibit B with appropriate insertions (a “Grid CAF Loan Note”), and/or (iii) a promissory note of the Company evidencing amounts advanced by such Bank pursuant to subsection 2.2 which have the same maturity date and interest rate as amounts advanced by such Bank evidenced by a Grid CAF Loan Note and which such Bank wishes to constitute more than one CAF Loan (which principal amounts shall not be less than $5,000,000 for any such CAF Loans), substantially in the form of Exhibit C with appropriate insertions (an “Individual CAF Loan Note”).  Upon a Bank’s receipt of an Individual CAF Loan Note evidencing a CAF Loan, such Bank shall endorse on the schedule attached to its Grid CAF Loan Note the transfer of such CAF Loan from such Grid CAF Loan Note to such Individual CAF Loan Note.

2.4 Fees

(a)  The Company agrees to pay to the Agent, for the account of each Bank, on the last day of each fiscal quarter and on the Termination Date, a facility fee in respect of the average daily amount of the Commitment of such Bank (and, following the termination of the Commitment of such Bank, on the sum of the Loans of such Bank and such Bank’s share of the L/C Obligations) during such fiscal quarter.  Such fee shall be computed at the applicable rate per annum set forth in the Pricing Grid.

(b) The Company agrees to pay to each of the Agent and the Joint Lead Arrangers (and as applicable their affiliates) the other fees in the amounts, and on the dates, agreed to by the Company, the Agent and the Joint Lead Arrangers (and as applicable their affiliates), in each of the fee letters, dated April 26, 2017, between each of the Agent, the Company, and the Joint Lead Arrangers (and as applicable their affiliates), as applicable.  The Agent will distribute to the Banks their respective portions of upfront fees paid by the Company to the Agent, as agreed between the Agent and each Bank.

2.5 Termination or Reduction of Commitments

The Company shall have the right, upon not less than five Business Days’ notice to the Agent, to terminate the Commitments or, from time to time, to reduce ratably the amount of the Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the then outstanding principal amount of the Loans, when added to the then outstanding L/C Obligations, would exceed the amount of the Commitments then in effect.  Any such reduction shall be in an amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the amount of the Commitments then in effect.

2.6 Optional Prepayments

The Company may at any time and from time to time, prepay the Revolving Credit Loans, in whole or in part, without premium or penalty (subject to the provisions of subsection 2.16), upon at least three Business Days’ irrevocable notice to the Agent in the case of Eurodollar Loans and one Business Day’s irrevocable notice to the Agent in the case of Alternate Base Rate Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each.  Upon receipt of such notice the Agent shall promptly notify each Bank thereof.  If such notice is given, the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments shall be in an aggregate principal amount of $5,000,000, or a whole multiple thereof, and may only be made if, after giving effect thereto, subsection 2.7(c) shall not have been contravened.

2.7 Conversion Options; Minimum Amount of Loans.

(a) The Company may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Agent at least two Business Days’ prior irrevocable notice of such election (given before 10:00 A.M., New York City time, on the date on which such notice is required), provided that any such conversion of Eurodollar Loans shall, subject to the fourth following sentence, only be made on the last day of an Interest Period with respect thereto.  The Company may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Agent at least three Working Days’ prior irrevocable notice of such election (given before 11:30 A.M., New York City time, on the date on which such notice is required).  Upon receipt of such notice, the Agent shall promptly notify each Bank thereof.  Promptly following the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its portion of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be.  All or any part of outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein, provided that, unless the Required Banks otherwise agree, (i) no Revolving Credit Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing, (ii) partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple thereof, and (iii) any such conversion may only be made if, after giving effect thereto, subsection 2.7(c) shall not have been contravened.

(b) Any Eurodollar Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in subsection 2.7(a); provided that, unless the Required Banks otherwise agree, no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto.  The Agent shall notify the Banks promptly that such automatic conversion contemplated by this subsection 2.7(b) will occur.

(c) All borrowings, conversions, payments, prepayments and selection of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising any Eurodollar Tranche shall not be less than $10,000,000.  At no time shall there be more than twelve Eurodollar Tranches.

2.8 Interest Rate and Payment Dates for Loans

.  (a)  The Eurodollar Loans comprising each Eurodollar Tranche shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

(b) Alternate Base Rate Loans shall bear interest for each day from and including the Borrowing Date thereof on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) CAF Loans shall bear interest from the Borrowing Date to the maturity date therefor as set forth in the CAF Loan Request for such CAF Loan on the unpaid principal amount thereof at the rate of interest determined pursuant to subsection 2.2(b).

(d) If all or a portion of (i) the principal amount of any Loans, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is 2% above the Alternate Base Rate from the date of such non-payment until paid in full (after as well as before judgment).  If all or a portion of the principal amount of any Loans shall not be paid when due (whether at stated maturity, by acceleration or otherwise), each Eurodollar Loan shall, unless the Required Banks otherwise agree, be converted to an Alternate Base Rate Loan at the end of the last Interest Period with respect thereto.

(e) Interest shall be payable in arrears on each Interest Payment Date.

2.9 Computation of Interest and Fees

(a)  Interest in respect of Alternate Base Rate Loans shall be calculated on the basis of a (i) 365-day (or 366-day, as the case may be) year for the actual days elapsed when such Alternate Base Rate Loans are based on the Prime Rate, and (ii) a 360-day year for the actual days elapsed when based on the Eurodollar Rate or the Federal Funds Effective Rate (or NYFRB Rate).  Interest in respect of Eurodollar Loans and CAF Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate.  Any change in the interest rate on a Revolving Credit Loan resulting from a change in the Alternate Base Rate or the Applicable Margin or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced, such Applicable Margin changes as provided herein or such change in the Eurocurrency Reserve Requirements shall become effective, as the case may be.  The Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error.  The Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 2.8.

(c) Facility fees shall be computed on the basis of a 365-day year for the actual days elapsed.

2.10 Inability to Determine Interest Rate

In the event that:

(i) the Agent shall have determined in its reasonable judgment (which determination shall be conclusive and binding upon the Company) that adequate and reasonable means (including by means of an Interpolated Screen Rate) do not exist for ascertaining the Eurodollar Rate for any requested Interest Period; or

(ii) the Agent shall have received notice prior to the first day of such Interest Period from Banks constituting the Required Banks that the interest rate determined pursuant to subsection 2.8(a) for such Interest Period does not accurately reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period;

with respect to (A) proposed Revolving Credit Loans that the Company has requested be made as Eurodollar Loans, (B) Eurodollar Loans that will result from the requested conversion of Alternate Base Rate Loans into Eurodollar Loans or (C) the continuation of Eurodollar Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent shall forthwith give facsimile or telephonic notice of such determination to the Company and the Banks at least one day prior to, as the case may be, the requested Borrowing Date for such Eurodollar Loans, the conversion date of such Loans or the last day of such Interest Period.  If such notice is given (x) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (y) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Alternate Base Rate Loans.  Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made, nor shall the Company have the right to convert Alternate Base Rate Loans to Eurodollar Loans.  The Agent shall withdraw such notice upon its determination that the event or events which gave rise to such notice no longer exist.

2.11 Pro Rata Borrowings and Payments

(a)  Each borrowing by the Company of Revolving Credit Loans shall be made ratably from the Banks in accordance with their Commitment Percentages.

(b) Whenever any payment received by the Agent under this Agreement or any Note is insufficient to pay in full all amounts then due and payable to the Agent and the Banks under this Agreement and the Notes, and the Agent has not received a Payment Sharing Notice (or if the Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived), such payment shall be distributed and applied by the Agent and the Banks in the following order:  first, to the payment of fees and expenses due and payable to the Agent under and in connection with this Agreement; second, to the payment of all expenses due and payable under subsection 10.5(a), ratably among the Banks in accordance with the aggregate amount of such payments owed to each such Bank; third, to the payment of fees due and payable under (i) clause (a) of subsection 2.4, ratably among the Banks in accordance with their Commitment Percentages, (ii) the first sentence of subsection 3.3(a) ratably among the L/C Participants in accordance with their Commitment Percentages and (iii) the second sentence of subsection 3.3(a) to the Issuing Bank; fourth, to the payment of interest then due and payable on the Loans, ratably among the Banks in accordance with the aggregate amount of interest owed to each such Bank; and fifth, to the payment of the principal amount of the Loans which is then due and payable, ratably among the Banks in accordance with the aggregate principal amount owed to each such Bank.

(c) After the Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Agent under this Agreement or any Note shall be distributed and applied by the Agent and the Banks in the following order:  first, to the payment of all amounts described in clauses first through third of the foregoing paragraph (b), in the order set forth therein; and second, to the payment of the interest accrued on and the principal amount of all of the Loans and Reimbursement Obligations and cash collateralization of contingent obligations in respect of Letters of Credit, regardless of whether any such amount is then due and payable, ratably among the Banks in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Bank.

(d) All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks, at the Agent’s office set forth in subsection 10.2, in lawful money of the United States of America and in immediately available funds.  The Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the CAF Loans made pursuant to a LIBOR Auction Advance Request) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a CAF Loan made pursuant to a LIBOR Auction Advance Request becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

(e) Unless the Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount which would constitute its Commitment Percentage of the borrowing of Revolving Credit Loans on such date available to the Agent, the Agent may assume that such Bank has made such amount available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount.  If such amount is made available to the Agent on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period as quoted by the Agent, times (ii) the amount of such Bank’s Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank’s Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360.  A certificate of the Agent submitted to any Bank with respect to any amounts owing under this subsection 2.11(e) shall be conclusive, absent manifest error.  If such Bank’s Commitment Percentage of such borrowing is not in fact made available to the Agent by such Bank within three Business Days of such Borrowing Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder, on demand, from the Company.

(f) If, and for so long as, any Bank shall fail to make any payment required to be made by it pursuant to subsection 2.11(e), 3.4(a) or 9.7, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Agent for the account of such Bank for the benefit of the Agent or the Issuing Bank to satisfy such Bank’s obligations to it under such subsection until all such unsatisfied obligations are fully paid.

2.12 Illegality

Notwithstanding any other provisions herein, if after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the Bank shall, within 30 Working Days after it becomes aware of such fact, notify the Company, through the Agent, of such fact, (b) the commitment of such Bank hereunder to make Eurodollar Loans or convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (c) such Bank’s Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods for such Revolving Credit Loans or within such earlier period as required by law.  Each Bank shall take such action as may be reasonably available to it without material legal or financial disadvantage (including changing its Eurodollar Lending Office) to prevent the adoption of or any change in any such Requirement of Law from becoming applicable to it.

2.13 Requirements of Law

If after the date hereof the adoption of or any change in any Requirement of Law (including any rules or regulations issued under or implementing any existing law) or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) after the date hereof from any central bank or other Governmental Authority:

(i) shall subject any Bank or Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Revolving Credit Note, any Letter of Credit, any Application or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Bank of principal, facility fee, interest or any other amount payable hereunder in respect of Loans (except for Taxes covered by subsection 2.15 and taxes described in clauses (a) through (d) of subsection 2.15(a));

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank (or, in the case of clause (i), to such Bank or Issuing Bank), by any amount which such Bank (or, in the case of clause (i), such Bank or Issuing Bank) reasonably deems to be material, of making, renewing or maintaining advances or extensions of credit (including, without limitation, issuing or participating in Letters of Credit) or to reduce any amount receivable hereunder, in each case, in respect thereof, then, in any such case, the Company shall after submission by such Bank (or, in the case of clause (i), such Bank or Issuing Bank), through the Agent, to the Company of a written request therefor (such request, which shall be conclusive and binding upon all parties in the absence of manifest  error, shall include details reasonably sufficient to establish the basis for such additional cost or reduced amount receivable and shall be submitted to the Company within 30 Business Days after it becomes aware of such fact), the Company shall, within 10 days of such written request, pay such Bank (or, in the case of clause (i), such Bank or Issuing Bank) for such additional cost or reduced amount receivable; provided, however, that notwithstanding anything contained in this subsection 2.13 to the contrary, such Bank (or, in the case of clause (i), such Bank or Issuing Bank) shall not be entitled to receive any amounts pursuant to this subsection 2.13 that it is also entitled to pursuant to subsection 2.15(a).  If a Bank (or, in the case of clause (i), a Bank or Issuing Bank) becomes entitled to claim any additional amounts pursuant to this subsection 2.13, it shall, within 30 Business Days after it becomes aware of such fact, notify the Company, through the Agent, of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Bank (or, in the case of clause (i), such Bank or Issuing Bank), through the Agent, to the Company shall be conclusive and binding in the absence of manifest error.  Each Bank (or, in the case of clause (i), each Bank and Issuing Bank) shall take such action as may be reasonably available to it without legal or financial disadvantage (including changing its Eurodollar Lending Office) to prevent any such Requirement of Law or change from becoming applicable to it.  This covenant shall survive the termination of this Agreement and payment of the outstanding Revolving Credit Notes and all other amounts payable hereunder.

2.14 Capital Adequacy

(a)  If any Bank shall have determined that after the date hereof the adoption of or any change in any Requirement of Law (including any rules or regulations issued under or implementing any existing law) regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive after the date hereof regarding capital adequacy or liquidity (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Bank’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount which is reasonably deemed by such Bank to be material, then from time to time, after submission by such Bank, through the Agent, to the Company of a written request therefor (such request, which shall be conclusive and binding upon all parties in the absence of manifest  error, shall include details reasonably sufficient to establish the basis for such additional amounts payable and shall be submitted to the Company within 30 Working Days after it becomes aware of such fact), the Company shall, within 10 days of such written request, pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.  The agreements in this subsection 2.14 shall survive the termination of this Agreement and payment of the Loans and the Notes and all other amounts payable hereunder.

(b)  Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

2.15 Taxes

(a)  All payments made by or on behalf of the Company under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, addition to tax or penalties applicable thereto, excluding, in the case of the Agent and each Bank, (a) net income and franchise taxes and branch profits taxes, in each case, imposed on the Agent or such Bank by the jurisdiction under the laws of which the Agent or such Bank is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Bank’s Domestic Lending Office or Eurodollar Lending Office, as the case may be, is located or any political subdivision or taxing authority thereof or therein, or that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under subsection 2.18(c)) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to subsection 2.15, amounts with respect to such taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office (c) taxes attributable to a failure by a Bank to comply with the form delivery and notice requirements of subsection 2.15(c) below and (d) any withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder or under any other Loan Document, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes as if such withholding or deduction had not been made.  Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt that is received by the Company showing payment thereof (or, if no official receipt is received by the Company, a statement of the Company indicating payment thereof).  If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure.

(b) The Company shall timely pay to the relevant Government Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) (i) Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subsections 2.15(c)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing,

(A) any Bank that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Agent on or prior to the date on which such Bank becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Bank that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Bank”) shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Bank becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(1)  in the case of a Non-U.S. Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Non-U.S. Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or Form W-8BEN-E, as applicable; or

(4) to the extent a Non-U.S. Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Bank is a partnership and one or more direct or indirect partners of such Non-U.S. Bank are claiming the portfolio interest exemption, such Non-U.S. Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)  any Non-U.S. Bank shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Bank becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this subsection 2.15(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent of its legal inability to do so.

(d) For purposes of determining withholding taxes imposed under FATCA, from and after the effective date of this Agreement, the Company and the Agent shall treat (and the Banks hereby authorize the Agent to treat) any Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(e) Each Bank shall indemnify the Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by the Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Agent in good faith (but only to the extent that the Company has not already indemnified the Agent and without limiting the obligation of the Company to do so). A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error.

(f) The agreements in subsection 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Indemnity

The Company agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense (other than any loss of anticipated margin or profit) which such Bank may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on any Eurodollar Loans of such Bank, (b) default by the Company in making a borrowing or conversion after the Company has given a notice of borrowing in accordance with subsection 2.1(b) or a notice of continuation or conversion pursuant to subsection 2.7, (c) default by the Company in making any prepayment after the Company has given a notice in accordance with subsection 2.6 or (d) the making of a prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.  Any Bank claiming any amount under this subsection 2.16 shall provide calculations, in reasonable detail, of the amount of its loss or expense.  This covenant shall survive termination of this Agreement and payment of the outstanding Loans and all other amounts payable hereunder.

2.17 Application of Proceeds of Loans

Subject to the provisions of the following sentence, the Company may use the proceeds of the Loans for any lawful general corporate purpose, including acquisitions.  The Company will not, directly or indirectly, apply any part of the proceeds of any such Loan for the purpose of “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U, or to refund any indebtedness incurred for such purpose, provided that the Company may use the proceeds of Loans for such purposes, if such usage does not violate Regulation U as now and from time to time hereafter in effect.

2.18 Notice of Certain Circumstances; Assignment of Commitments Under Certain Circumstances

(a)  Any Bank claiming any additional amounts payable pursuant to subsection 2.13, 2.14 or 2.15 or exercising its rights under subsection 2.12, shall, in accordance with the respective provisions thereof, provide notice to the Company and the Agent.  Such notice to the Company and the Agent shall include details reasonably sufficient to establish the basis for such additional amounts payable or the rights to be exercised by the Bank.

(b) Any Bank claiming any additional amounts payable pursuant to subsection 2.13, 2.14 or 2.15 or exercising its rights under subsection 2.12, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the reasonable determination of such Bank, be otherwise disadvantageous in any material respect to such Bank.

(c) In the event that (i) the Company shall be required to make any additional payments to any Bank pursuant to subsections 2.13, 2.14 or 2.15 or any Bank shall exercise its rights under subsection 2.12, (ii) any Bank becomes a Defaulting Bank, or (iii) any Bank does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Banks or each of the Banks affected thereby (so long as the consent of the Required Banks has been obtained), then the Company shall have the right at its own expense, upon notice to such Bank and the Agent, to require such Bank to transfer and to assign without recourse (in accordance with and subject to the terms of subsection 10.6) all its interest, rights and obligations under this Agreement to another financial institution (including any Bank) acceptable to the Agent (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (x) no such assignment shall conflict with any Requirement of Law, (y) such assuming financial institution shall pay to such Bank in immediately available funds on the date of such assignment the outstanding principal amount of such Bank’s Loans together with accrued interest thereon and all other amounts accrued for its account or owed to it hereunder, including, but not limited to additional amounts payable under subsections 2.4, 2.12, 2.13, 2.14, 2.15 and 2.16 and (z) the Company shall be liable to such replaced Bank under Section 2.16 if any Eurodollar Loan owing to such replaced Bank shall be purchased other than on the last day of the Interest Period relating thereto.

2.19 Regulation U

(a)  If at any time the Company shall use the proceeds of any Loans for the purpose of “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U, or to refund any indebtedness incurred for such purpose, and, after giving effect to such purchase or refund, more than 25% of the value (determined in accordance with Regulation U) of the assets subject to the restrictions of Section 7 would be represented by Margin Stock, the Company shall give notice thereof to the Agent and the Banks, and thereafter the Loans made by each Bank shall at all times be treated for purposes of Regulation U as two separate extensions of credit (the “A Credit” and the “B Credit” of such Bank and, collectively, the “A Credits” and the “B Credits”), as follows:

(i) the aggregate amount of the A Credit of such Bank shall be an amount equal to such Bank’s pro rata share (based on the amount of its Commitment Percentage) of the maximum loan value (as determined in accordance with Regulation U) of all Margin Stock Collateral; and

(ii) the aggregate amount of the B Credit of such Bank shall be an amount equal to such Bank’s pro rata share (based on the amount of its Commitment Percentage) of all Loans and L/C Obligations outstanding hereunder minus such Bank’s A Credit.

In the event that any Margin Stock Collateral is acquired or sold, the amount of the A Credit of such Bank shall be adjusted (if necessary), to the extent necessary by prepayment, to an amount equal to such Bank’s pro rata share (based on the amount of its Commitment Percentage) of the maximum loan value (determined in accordance with Regulation U) as of the date of such acquisition or sale of the Margin Stock Collateral immediately after giving effect to such acquisition or sale.  Nothing contained in this subsection 2.19 shall be deemed to permit any sale of Margin Stock Collateral in violation of any other provisions of this Agreement.

(b) Each Bank will maintain its records to identify the A Credit of such Bank and the B Credit of such Bank, and, solely for the purposes of complying with Regulation U, the A and B Credits shall be treated as separate extensions of credit.  Each Bank hereby represents and warrants that the loan value of the Other Collateral is sufficient for such Bank to lend its pro rata share of the B Credit.

(c) The benefits of the indirect security in Margin Stock Collateral created by any provisions of this Agreement shall be allocated first to the benefit and security of the payment of the principal of and interest on the A Credits of the Banks and of all other amounts payable by the Company under this Agreement in connection with the A Credits (collectively, the “A Credit Amounts”) and second, only after the payment in full of the A Credit Amounts, to the benefit and security of the payment of the principal of and interest on the B Credits of the Banks and of all other amounts payable by the Company under this Agreement in connection with the B Credits (collectively, the “B Credit Amounts”). The benefits of the indirect security in Other Collateral created by any provisions of this Agreement, shall be allocated first to the benefit and security of the payment of the B Credit Amounts and second, only after the payment in full of the B Credit Amounts, to the benefit and security of the payment of the A Credit Amounts.

(d) The Company shall furnish to each Bank at the time of each acquisition and sale of Margin Stock Collateral such information and documents as the Agent or such Bank may require to determine the A and B Credits, and at any time and from time to time, such other information and documents as the Agent or such Bank may reasonably require to determine compliance with Regulation U.

(e) Each Bank shall be responsible for its own compliance with and administration of the provisions of this subsection 2.19 and Regulation U, and the Agent shall have no responsibility for any determinations or allocations made or to be made by any Bank as required by such provisions.

2.20 Defaulting Banks.

          Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

          (a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Bank pursuant to subsection 2.4(a);

          (b) the Commitment and Aggregate Outstanding Extensions of Credit of such Defaulting Bank shall not be included in determining whether all Banks, all affected Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to subsection 10.1); provided, that (i) such Defaulting Bank’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Bank without such Defaulting Bank’s consent;

          (c) if any L/C Exposure exists at the time such Bank becomes a Defaulting Bank then:

             (1) all or any part of the L/C Exposure of such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Commitment Percentages but only to the extent the sum of all non-Defaulting Banks’ Aggregate Outstanding Extensions of Credit plus such Defaulting Bank’s L/C Exposure does not exceed the total of all non-Defaulting Banks’ Commitments;

             (2) if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Agent cash collateralize for the benefit of the Issuing Bank only the Company’s obligations corresponding to such Defaulting Bank’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in subsection 8.1 for so long as such L/C Exposure is outstanding;

             (3) if the Company cash collateralizes any portion of such Defaulting Bank’s L/C Exposure pursuant to clause (2) above, the Company shall not be required to pay any fees to such Defaulting Bank pursuant to subsection 3.3(a) with respect to such Defaulting Bank’s L/C Exposure during the period such Defaulting Bank’s L/C Exposure is cash collateralized;

             (4) if the L/C Exposure of the non-Defaulting Banks is reallocated pursuant to clause (1) above, then the fees payable to the Banks pursuant to subsection 2.4(a) and subsection 3.3(a) shall be adjusted in accordance with such non-Defaulting Banks’ Commitment Percentages; and

             (5) if all or any portion of such Defaulting Bank’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Bank hereunder, all fees payable under subsection 3.3(a) with respect to such Defaulting Bank’s L/C Exposure shall be payable to the Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

          (d)           so long as such Bank is a Defaulting Bank, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the Defaulting Bank’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Company in accordance with subsection 2.20(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with subsection 2.20(c)(1) (and such Defaulting Bank shall not participate therein).  If a Bankruptcy Event or a Bail-In Action with respect to a Bank Parent of any Bank shall occur following the date hereof and for so long as such event shall continue, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Bank, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Bank hereunder; and

          (e)           in the event that the Agent, the Company and the Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the L/C Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than CAF Loans) as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Commitment Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Bank was a Defaulting Bank.

2.21 Increase of Commitments.

(a) The Company and any one or more Banks (including New Banks) may, at any time when no Default or Event of Default has occurred and is continuing, agree that such Banks shall make, obtain or increase the amount of their Commitments by executing and delivering to the Agent an Increased Commitment Notice specifying (i) the amount of such increase and (ii) the applicable Increased Commitment Closing Date.  Notwithstanding the foregoing, (i) without the consent of the Required Banks, the aggregate amount of increased Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed $500,000,000 and (ii) without the consent of the Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $25,000,000 and (y) no more than six Increased Commitment Closing Dates may be selected by the Company after the Closing Date.  No Bank shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Company, the Agent and the Issuing Bank (which consent shall not be unreasonably withheld or delayed), elects to become a “Bank” under this Agreement in connection with any transaction described in subsection 2.21(a) shall execute a New Bank Supplement (each, a “New Bank Supplement”), substantially in the form of Exhibit J-1, whereupon such bank, financial institution or other entity (a “New Bank”) shall become a Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Initial Loans made under any such increased Commitments shall be made pursuant to funding procedures then agreed to by the Company and the Agent (including as to the initial interest applicable to such Loans), and payments of principal, interest and fees under this Agreement shall be made by the Company to give effect to such procedures and the timing of such increased Commitments.  On each Increased Commitment Closing Date, participating interests in Letters of Credit shall be adjusted as directed by the Agent to reflect the then respective Commitment Percentages of the Banks.  Payments to the Banks in respect of the Loans and Letters of Credit will be made to give effect to the allocations or reallocations described in this subsection.

2.22 Extension of Termination Date

 (a) The Company may, by delivering a request to extend the Termination Date (an “Extension Request”) to the Agent (who shall promptly deliver a copy to each of the Banks), not more than 45 days and not less than 30 days in advance of any anniversary of the Closing Date prior to the Termination Date (such anniversary date, the “Relevant Anniversary Date”), request that the Banks extend the Termination Date in effect at such time (the “Existing Termination Date”) to the first anniversary of such Existing Termination Date.  Each Bank, acting in its sole discretion, shall, by written notice to the Agent given not later than the date that is the 15th day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Agent in writing whether or not such Bank agrees to the requested extension. Each Bank that advises the Agent that it will not extend the Existing Termination Date is referred to herein as a “Non-extending Bank”; provided, that any Bank that does not advise the Agent of its consent to such requested extension by the Response Date and any Bank that is a Defaulting Bank on the Response Date shall be deemed to be a Non-extending Bank.  The Agent shall notify the Company, in writing, of the Banks’ elections promptly following the Response Date. The election of any Bank to agree to such an extension shall not obligate any other Bank to so agree.  The Termination Date may be extended no more than two times pursuant to this subsection 2.22.

(b) (i) If, by the Response Date, Banks holding Commitments that aggregate 50% or more of the total Commitments shall constitute Non-extending Banks, then the Existing Termination Date shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable, and the Commitments shall terminate, on the Existing Termination Date in effect prior to such extension.

           (ii)           If (and only if), by the Response Date, Banks holding Commitments that aggregate more than 50% of the total Commitments shall have agreed to extend the Existing Termination Date (each such consenting Bank, an “Extending Bank”), then effective as of the Relevant Anniversary Date, the Termination Date for such Extending Banks shall be extended to the first anniversary of the Existing Termination Date (subject to satisfaction of the conditions set forth in subsection 2.22(d)).  In the event of such extension, the Commitment of each Non-extending Bank shall terminate on the Existing Termination Date in effect for such Non-extending Bank prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-extending Bank shall become due and payable on such Existing Termination Date and, subject to subsection 2.22(c) below, the total Commitments hereunder shall be reduced by the Commitments of the Non-extending Banks so terminated on such Existing Termination Date.

(c) In the event of any extension of the Existing Termination Date pursuant to subsection 2.22(b)(ii), the Company shall have the right on or before the Relevant Anniversary Date, at its own expense, to require any Non-extending Bank to transfer and assign without recourse (in accordance with and subject to the restrictions contained in subsection  10.6) all its interests, rights (other than its rights to payments pursuant to subsection 2.13, subsection 2.14, subsection 2.15 or subsection 10.5 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-extending Bank by the Company, which may include any existing Banks (each a “Replacement Bank”), provided that (i) such Replacement Bank, if not already a Bank hereunder, shall be subject to the approval of the Agent and each Issuing Bank (such approvals to not be unreasonably withheld) to the extent the consent of the Agent or the Issuing Banks would be required to effect an assignment under subsection 10.6(d), (ii) such assignment shall become effective as of a date specified by the Company (which shall not be later than the Relevant Anniversary Date) and (iii) the Replacement Bank shall pay to such Non-extending Bank in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.

(d) As a condition precedent to each such extension of the Existing Termination Date pursuant to subsection 2.22(b)(ii), the Company shall deliver to the Agent a certificate of the Company dated as of the effective date of such extension signed by a Responsible Officer of the Company certifying that, as of such date, both before and immediately after giving effect to such extension, (A) the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects (and in all respects if already qualified by materiality), except to the extent any such representations or warranties are limited to a specific date, in which case, such representations and warranties are accurate in all material respects as of such specific date, and (B) no Default exists.

(e) For the avoidance of doubt, no consent of any Bank (other than the existing Banks participating in the extension of the Existing Termination Date) shall be required for any extension of the Termination Date pursuant to this subsection 2.22 and the operation of this subsection 2.22 in accordance with its terms is not an amendment subject to subsection 10.1 (it being agreed the Agent and the Company, without the consent of any other person, may make such modifications to the Loan Documents as the Agent reasonably determines to effect the provisions set forth in this subsection 2.22).

SECTION 3. LETTERS OF CREDIT

3.1 L/C Sublimit

(a)  Prior to the Closing Date, each Existing Issuing Bank has issued the Existing Letters of Credit that, from and after the Closing Date, shall constitute Letters of Credit hereunder.  Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the other Banks set forth in subsection 3.4(a), agrees to issue letters of credit (the letters of credit issued or deemed issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the Company (or for the joint and several account of the Company and a Subsidiary) on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Bank; provided that such Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Sublimit, (ii) the L/C Obligations of such Issuing Bank would exceed the Individual L/C Sublimit of such Issuing Bank; provided that such Issuing Bank  may, in its sole discretion and without consent of any other Person, waive its Individual L/C Sublimit with respect to itself and issue one of more Letters of Credit up to the unused L/C Sublimit, or (iii) the aggregate Available Commitments for all Banks would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars, (ii) be either (A) a standby letter of credit issued to support obligations of the Company or its Subsidiaries, contingent or otherwise (a “Standby Letter of Credit”) or (B) a commercial letter of credit issued in respect of the purchase of goods or services by the Company or its Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”) and (iii) expire no later than the date that is five Business Days prior to the Termination Date.

(b) Unless otherwise agreed by the Issuing Bank thereof, each Letter of Credit shall be subject to, in the case of Commercial Letters of Credit, the Uniform Customs, in the case of Standby Letters of Credit, the International Standby Practices 1998 published by the International Chamber of Commerce Publication No. 590 (or such later version thereof) and, for all Letters of Credit, to the extent not consistent or inconsistent with the aforementioned rules, the laws of the State of New York.

(c) No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(d) No Standby Letter of Credit shall have an expiry date more than 365 days after its date of issuance, provided that any such Standby Letter of Credit may provide that it is automatically renewed on each anniversary of issuance thereof for additional one-year periods (which shall in no event extend beyond the date that is five Business Days prior to the Termination Date) unless the beneficiary is otherwise notified by the issuer of such Standby Letter of Credit.

(e) No Commercial Letter of Credit shall have an expiry date more than 180 days after its date of issuance.

3.2 Procedure for Issuance of Letters of Credit

The Company may from time to time request that any Issuing Bank  issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request.  Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Company.  The Issuing Bank shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof.

3.3 Fees, Commissions and Other Charges

(a)  The Company will pay to the Agent, for the account of the L/C Participants to be shared by them ratably in accordance with their respective Commitment Percentages, a fee on the undrawn and unexpired amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans; such fee shall be payable quarterly in arrears on each Fee Payment Date after the issuance date of the applicable Letter of Credit.  In addition, the Company shall pay to the Issuing Bank for its own account a fronting fee in an amount to be agreed with such Issuing Bank on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date of the applicable Letter of Credit.

(b) In addition to the foregoing fees, the Company shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees received by the Agent for their respective accounts pursuant to this subsection.

(d) Fees in subsection (a) above shall be computed on the basis of a 360-day year for the actual days elapsed.

3.4 L/C Participation

(a)  Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in each Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.  Each L/C Participant’s obligation to purchase participations pursuant to this subsection 3.4 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Bank, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to an Issuing Bank pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Credit Loans that are Alternate Base Rate Loans hereunder.  A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral, if any, applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

3.5 Reimbursement Obligation of the Company

The Company agrees to reimburse each Issuing Bank on each date on which the Issuing Bank notifies the Company of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment.  Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.  Interest shall be payable on any and all amounts remaining unpaid by the Company under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at a rate per annum equal to the Alternate Base Rate plus 2%.

3.6 Obligations Absolute

The Company’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit.  The Company also agrees with each Issuing Bank that the Issuing Bank shall not be responsible for, and the Company’s Reimbursement Obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank’s gross negligence or willful misconduct.  The Company agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Bank to the Company.

3.7 Letter of Credit Payments

If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall, within the period stipulated by the terms and conditions of such Letter of Credit, examine the draft presented for payment under such Letter of Credit. The Issuing Bank shall promptly after such examination notify the Company of the date and amount thereof. The responsibility of the Issuing Bank to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in substantial conformity with such Letter of Credit.

3.8 Application

To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants that:

4.1 Corporate Existence; Compliance with Law

Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation (or other organization) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, including, without limitation, HMO Regulations and Insurance Regulations, except to the extent that the failure to be so qualified or to comply therewith would not have a Material Adverse Effect.

4.2 No Legal Obstacle to Agreement; Enforceability

Neither the execution and delivery of any Loan Document, nor the making by the Company of any borrowings hereunder, nor the consummation of any transaction herein or therein referred to or contemplated hereby or thereby nor the fulfillment of the terms hereof or thereof or of any agreement or instrument referred to in this Agreement, has constituted or resulted in or will constitute or result in a breach of any Requirement of Law, including without limitation, HMO Regulations and Insurance Regulations, or any material Contractual Obligation of the Company or any of its Subsidiaries, or result in the creation under any agreement or instrument of any security interest, lien, charge or encumbrance upon any of the assets of the Company or any of its Subsidiaries.  No approval, authorization or other action by any Governmental Authority, including, without limitation, HMO Regulators and Insurance Regulators, or any other Person is required to be obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, or the making of any borrowing by the Company hereunder.  This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Company.  This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.3 Litigation

Except as disclosed in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016 and the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2017 filed with the Securities and Exchange Commission and previously distributed to the Banks or filed with the Securities and Exchange Commission under EDGAR, as of the date hereof, there is no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal board or other governmental or administrative agency, including without limitation, HMO Regulators and Insurance Regulators, pending or to the knowledge of the Company threatened which, after giving effect to any applicable insurance, could reasonably be expected to have a Material Adverse Effect or which seeks to enjoin the consummation of any of the transactions contemplated by this Agreement or any other Loan Document, and no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency, including without limitation, HMO Regulators and Insurance Regulators, has been issued against the Company or any Subsidiary which has, or may involve, a material risk of a Material Adverse Effect.

4.4 Disclosure

Neither this Agreement nor any agreement, document, certificate or statement furnished to the Banks by the Company in connection herewith (including, without limitation, the information relating to the Company and its Subsidiaries included in the Confidential Information Memorandum dated April 2017 delivered in connection with the syndication of the credit facilities hereunder) contains as of the date hereof, taken as a whole together with all other information furnished to the Banks by the Company, any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.  All pro forma financial statements made available to the Banks have been prepared in good faith based upon reasonable assumptions.

4.5 Anti-Corruption Laws and Sanctions.

  The Company has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and to the knowledge of the Company its employees and agents are in compliance with Anti-Corruption Laws and Sanctions in all material respects. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is Sanctioned Person, nor is the Company or any Subsidiary located, organized or resident in an Embargoed Jurisdiction. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.6 Financial Condition.

 The Company has furnished to the Agent and each Bank, or filed with the Securities and Exchange Commission under EDGAR, copies of the following:

(a) the Annual Report of the Company on Form 10-K (and all amendments thereto) for the fiscal year ended December 31, 2016; and

(b) the Quarterly Report of the Company on Form 10-Q (and all amendments thereto) for the fiscal quarter ended March 31, 2017.

The financial statements included therein, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).  As of the date of such financial statements, neither the Company nor any of its Subsidiaries had any known contingent liabilities of any significant amount which, in accordance with GAAP, is not disclosed in said financial statements or in the notes thereto which could reasonably be expected to have a Material Adverse Effect.  During the period from December 31, 2016 to and including the date hereof, there has been no sale, transfer or other disposition by the Company or any of its consolidated Subsidiaries of any asset reflected on the balance sheet referred to above that would have been a material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Company and its consolidated Subsidiaries at December 31, 2016 other than as disclosed in Schedule IV.

4.7 Changes in Condition.

Since December 31, 2016, there has been no development or event nor any prospective development or event, which has had, or could reasonably be expected to have, a Material Adverse Effect.

4.8    Assets

The Company and each Subsidiary have good and marketable title to all material assets carried on their books and reflected in the financial statements referred to in subsection 4.6 or furnished pursuant to subsection 6.4, except for assets held on Financing Leases or purchased subject to security devices providing for retention of title in the vendor, and except for assets disposed of as permitted by this Agreement.

4.9    Tax Returns

The Company and each of its Subsidiaries have filed all federal and state income and other material tax returns which are required to be filed and have paid, or made adequate provision for the payment of, all material taxes which have or may become due pursuant to said returns or to assessments received.  The Company knows of no federal, state or other tax claim that is being asserted for which adequate reserves have not been established and which could reasonably be expected to have a Material Adverse Effect.

4.10 ERISA

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) each Plan, and each of the Company, any Subsidiary or any Control Group Person, is in compliance with the applicable provisions of ERISA and the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred with respect to any Plan; (iii) no Single Employer Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to any Single Employer Plan, and no Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) there exists no event or condition which would permit the institution of proceedings to terminate any Single Employer Plan; (v) neither the Company, any Subsidiary nor any Control Group Person has incurred any liability with respect to the withdrawal or partial withdrawal from any Single Employer Plan or Multiemployer Plan; and (vi) neither the Company, any Subsidiary nor any Control Group Person has received any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).  The current value of the benefits guaranteed under Title IV of ERISA of each Single Employer Plan, as of the applicable Plan’s most recent valuation date, does not exceed the current value of such Plan’s assets allocable to such benefits, by an amount greater than $50,000,000 and such shortfall will not require increased contributions to the Plan that would reasonably be expected to have a Material Adverse Effect.

4.11 Environmental and Public and Employee Health and Safety Matters

The Company and each Subsidiary have complied with all applicable Federal, state, and other laws, rules and regulations relating to environmental pollution or to environmental regulation or control or to public or employee health or safety, except to the extent that the failure to so comply would not be reasonably likely to result in a Material Adverse Effect.  The Company’s and the Subsidiaries’ facilities do not contain, and have not previously contained, any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or public or employee health and safety, in violation of any such law, or any rules or regulations promulgated pursuant thereto, except for violations that would not be reasonably likely to result in a Material Adverse Effect.  The Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that would be reasonably likely to result in a Material Adverse Effect.

4.12 Federal Regulations

No part of the proceeds of any Loans will be used in any transaction or for any purpose which violates the provisions of Regulations T, U or X as now and from time to time hereafter in effect.  If requested by any Bank or the Agent, the Company will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of Form FR U-1 or Form FR G-3 referred to in Regulation U.  The Company and its Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

4.13 Investment Company Act; Other Regulations

The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Except as set forth in Schedule V, the Company is not subject to regulation under any Federal or State statute or regulation (other than Regulation X) which limits its ability to incur Indebtedness.

        4.14 Business Activity

Except as set forth on Schedule VI, neither the Company nor any of its Subsidiaries is engaged in any line of business that is not related to the healthcare industry other than the sale of life insurance in connection with the sale of medical, dental and vision insurance or other healthcare services, sale of long term care insurance, or any business or activity which is immaterial to the Company and its Subsidiaries on a consolidated basis.

4.15 Purpose of Loans

The proceeds of the Loans shall be used to repay any amounts outstanding under the Existing Credit Agreement and to finance any other lawful general corporate purpose, including acquisitions, provided that no part of the proceeds of any Loans will be used in any transaction or for any purpose which violates the provisions of Regulation U as now and from time to time hereafter in effect.

4.16 EEA Financial Institutions

The Company is not an EEA Financial Institution.

SECTION 5. CONDITIONS

5.1 Conditions to the Closing Date

The obligations of each Bank to make the Loans contemplated by subsection 2.1 and 2.2 and the Issuing Bank to issue Letters of Credit contemplated by subsection 3.1 shall be subject to the compliance by the Company with its agreements herein contained and to the satisfaction, on or before May 22, 2017, of the following conditions:

(a) Credit Agreement.  The Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Company, with a counterpart for each Bank.

(b) Legal Opinions.  The Agent shall have received, with a copy for each Bank,  opinions rendered by (i) the assistant general counsel of the Company and (ii) Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Company, in each case in form and substance reasonably satisfactory to the Agent.

(c) Closing Certificate.  The Agent shall have received, with a copy for each Bank, a Closing Certificate, substantially in the form of Exhibit H and dated the Closing Date, executed by a Responsible Officer.

(d) Legality, etc.  The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, any Requirement of Law including, without limitation, HMO Regulations and Insurance Regulations, and all necessary consents, approvals and authorizations of any Governmental Authority or any Person to or of such consummation shall have been obtained and shall be in full force and effect.

(e) Fees.  The Agent shall have received the fees to be received on the Closing Date referred to in subsection 2.4(b).

(f) Corporate Proceedings.  The Agent shall have received, with a copy for each Bank, a copy of the resolutions, in form and substance reasonably satisfactory to the Agent, of the Board of Directors of the Company authorizing (i) the execution, delivery and performance of this Agreement and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Company as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance reasonably satisfactory to the Agent.

(g) Corporate Documents.  The Agent shall have received, with a copy for each Bank, true and complete copies of the certificate of incorporation and by-laws of the Company, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Company.

(h) No Material Litigation.  Except as previously disclosed to the Agent and the Banks pursuant to subsection 4.3, no litigation, inquiry, investigation, injunction or restraining order (including any proposed statute, rule or regulation) shall be pending, entered or threatened which, in the reasonable judgment of the Required Banks, could reasonably be expected to have a Material Adverse Effect.

(i) Incumbency Certificate.  The Agent shall have received, with a copy for each Bank, a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, as to the incumbency and signature of the officers of the Company executing each Loan Document and any certificate or other document to be delivered by it pursuant hereto and thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(j) Good Standing Certificates.  The Agent shall have received, with a copy for each Bank, copies of certificates dated as of a recent date from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing of the Company in its jurisdiction of incorporation and in Kentucky.

(k) No Change.  There shall not have occurred any change or event, and a Bank shall not have become aware of any previously undisclosed information regarding the Company and its Subsidiaries, which in each case, in the reasonable judgment of the Required Banks, could reasonably be expected to have a Material Adverse Effect.

(l) Amendment and Restatement.  On the Closing Date, all Loans and other amounts outstanding under the Existing Credit Agreement, if any, shall be repaid and unpaid accrued interest, facility fees and letter of credit fees payable under the Existing Credit Agreement shall be paid, in each case contemporaneously with the making of Loans hereunder and all commitments to extend credit thereunder shall be amended and restated as set forth in this Agreement.

(m)  No Default; Representations.  No Default or Event of Default shall have occurred and be continuing on the Closing Date immediately prior to or after giving effect to any Loans requested to be made on such date.  Each of the representations and warranties made by the Company and its Subsidiaries in this Agreement or pursuant to the Loan Documents shall be true and correct in all material respects (or if already qualified by materiality or Material Adverse Effect, in all respects) on and as of such date as if made on and as of such date.

(n)   Know-Your Customer.  At least three (3) Business Days prior to the Closing Date, the Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by the Agent or the Banks (through the Agent) at least ten (10) Business Days prior to the Closing Date.

5.2 Conditions to Each Loan

The agreement of each Bank to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by the Company and its Subsidiaries in this Agreement (other than, after the Closing Date, those set forth in subsection 4.3 and 4.7) or pursuant to the Loan Documents shall be true and correct in all material respects (or if already qualified by materiality or Material Adverse Effect, in all respects) on and as of such date as if made on and as of such date.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c) Notice.  The Company shall have provided the Agent (and if applicable the Issuing Bank) a notice requesting such extension of credit in accordance with this Agreement.

Each borrowing and each request for issuance of a Letter of Credit by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such extension of credit that the conditions contained in this subsection 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Company hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder, the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1 Taxes, Indebtedness, etc

Duly pay, discharge or otherwise satisfy, or cause to be paid, discharged or otherwise satisfied, before the same shall become in arrears, all taxes, assessments, levies and other governmental charges imposed upon such Person and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, that if not paid, could reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto.  Each of the Company and its Subsidiaries will promptly pay when due, or in conformance with customary trade terms, all other Indebtedness, liabilities and other obligations of whatever nature incident to its operations, that if not paid, could reasonably be expected to have a Material Adverse Effect; provided, however, that any such Indebtedness, liability or obligation need not be paid if the validity or amount thereof shall currently be contested in good faith and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto.

6.2 Maintenance of Properties; Maintenance of Existence

Keep its properties in good repair, working order and condition and will comply at all times with the provisions of all leases and other agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being contested in good faith by appropriate proceedings and if the Company or the Subsidiary in question shall have set aside on its books appropriate reserves in conformity with GAAP with respect thereto, and except where failure to do so would not reasonably be expected to have a Material Adverse Effect; and in the case of the Company or any Subsidiary of the Company while such Person remains a Subsidiary, will do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and all rights, privileges and franchises necessary to continue such businesses, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.3 Insurance

Maintain or cause to be maintained, with financially sound and reputable insurers including any Subsidiary which is engaged in the business of providing insurance protection, insurance (including, without limitation, public liability insurance, business interruption insurance, reinsurance for medical claims and professional liability insurance against claims for malpractice) with respect to its material properties and business and the material properties and business of its Subsidiaries in at least such amounts and against at least such risks as are customarily carried under similar circumstances by other corporations engaged in the same or a similar business; and furnish to each Bank, upon reasonable written request, reasonably detailed information as to the insurance carried.  Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, and the Company may self-insure against such loss or damage, provided that adequate insurance reserves are maintained in connection with such self-insurance.

6.4 Financial Statements

The Company will furnish (or make available via the IntraLinks website or the Securities and Exchange Commission EDGAR website) the following to the Agent and each Bank (if not provided via IntraLinks, in duplicate if so requested):

(a) Annual Statements.  As soon as available, and in any event within 100 days after the end of each fiscal year, the consolidated balance sheet as at the end of each fiscal year and consolidated statements of profit and loss and of retained earnings for such fiscal year of the Company and its Subsidiaries, together with comparative consolidated figures for the next preceding fiscal year, accompanied by reports or certificates of PricewaterhouseCoopers LLP, or, if they cease to be the auditors of the Company, of other independent public accountants of national standing and reputation, to the effect that such balance sheet and statements were prepared in accordance with GAAP consistently applied and fairly presents in all material respects the financial position of the Company and its Subsidiaries as at the end of such fiscal year and the results of their operations and changes in financial position for the year then ended and the statement of such accountants and of the treasurer of the Company that such said accountants and treasurer have caused the provisions of this Agreement to be reviewed and that nothing has come to their attention to lead them to believe that any Default exists hereunder or, if such is not the case, specifying such Default or possible Default and the nature thereof.  In addition, such financial statements shall be accompanied by a certificate of the treasurer of the Company containing computations showing compliance with subsections 7.1, 7.2, 7.3 and 7.5.

(b) Quarterly Statements.  As soon as available, and in any event within 55 days after the close of each of the first three fiscal quarters of the Company and its Subsidiaries in each year, the consolidated balance sheet as at the end of such fiscal quarter and consolidated statements of profit and loss and retained earnings for the portion of the fiscal year then ended, of the Company and its Subsidiaries, together with computations showing compliance with subsections 7.1, 7.2, 7.3 and 7.5, accompanied by a certificate of the treasurer of the Company that such statements and computations have been properly prepared in accordance with GAAP, consistently applied, and fairly presents in all material respects the financial position of the Company and its Subsidiaries as at the end of such fiscal quarter and the results of their operations and changes in financial position for such quarter and for the portion of the fiscal year then ended, subject to normal audit and year-end adjustments, and to the further effect that the treasurer has caused the provisions of this Agreement and all other agreements to which the Company or any of its Subsidiaries is a party and which relate to Indebtedness having an outstanding principal amount in excess of $100,000,000 to be reviewed, and has no knowledge that any Default has occurred under this Agreement or under any such other agreement, or, if said treasurer has such knowledge, specifying such Default and the nature thereof.

(c) ERISA Reports and Notices.  (i) Promptly following submission thereof by the Company, any Subsidiary or any Control Group Person to the Internal Revenue Service, the Department of Labor or the PBGC (as the case may be): copies of any request for waiver of the minimum funding standards or extension of the amortization periods required by Section 302 of ERISA or Section 412 of the Code with respect to any Single Employer Plan; notice of any Reportable Event that occurs; and notice of intent to terminate any Single Employer Plan pursuant to Section 4041 of ERISA; and (ii) promptly following receipt thereof by the Company, any Subsidiary or any Control Group Person:  a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); notice that the PBGC has instituted or intends to institute proceedings to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan; and copies of any documents described in Section 101(l) of ERISA that the Company, any Subsidiary or any Control Group Person may request with respect to any Multiemployer Plan; and (iii) promptly upon learning of the occurrence of any of the following events which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  a partial or complete withdrawal from any Multiemployer Plan which may result in the incurrence by the Company, any Subsidiary or any Control Group Person of Withdrawal Liability and, upon the request of the Agent, to the best of the Company’s knowledge, the possible scope and extent of such liability; the termination, Insolvency or Reorganization any Multiemployer Plan; or the determination that any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

6.5 Certificates; Other Information

Furnish to the Agent and each Bank (or make available via the IntraLinks website or, to the extent available, the Securities and Exchange Commission EDGAR website):

(a) within five Business Days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five Business Days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission;

(b) not later than sixty days after the end of each fiscal year of the Company, a schedule of the Company’s insurance coverage and such supplemental schedules with respect thereto as the Agent and the Banks may from time to time reasonably request;

(c) within five Business Days after the consummation of a transaction described in subsection 7.4(c) or (d) or subsection 7.5(f) which, in each case, involves the sale or disposition of a Significant Subsidiary or assets which, if they constituted a separate Subsidiary, would constitute a Significant Subsidiary, a certificate of the treasurer or chief financial officer of the Company demonstrating pro forma compliance with the financial covenants in this Agreement after giving effect to such transaction; and

(d) promptly, such additional financial and other information as the Agent may from time to time reasonably request on behalf of any Bank.

6.6 Compliance with ERISA

Each of the Company and its Subsidiaries will meet, and will cause all Control Group Persons to meet, all minimum funding requirements applicable to any Plan imposed by ERISA or the Code (without giving effect to any waivers of such requirements or extensions of the related amortization periods which may be granted), and will at all times comply, and will cause all Control Group Persons to comply, with the provisions of ERISA and the Code which are applicable to the Plans, in each case, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.  At no time shall the aggregate actual and contingent liabilities of the Company, any Subsidiary or any Control Group Person under Sections 4062, 4063, 4064 and other provisions of ERISA or the Code with respect to all Plans be reasonably expected to have a Material Adverse Effect.

6.7 Compliance with Laws

Comply with all Contractual Obligations and Requirements of Law (including, without limitation, the HMO Regulations, Insurance Regulations, Regulation T, Regulation U and Regulation X and laws relating to the protection of the environment), except where the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.8 Inspection of Property; Books and Records; Discussions

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP, all Requirements of Law, including but not limited to, HMO Regulations and Insurance Regulations, shall be made of all dealings and transactions in relation to its business and activities, in each case, sufficient to permit the preparation of financial statements in accordance with subsection 6.4; and permit, upon reasonable notice, representatives of any Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.

6.9 Notices

Promptly give notice to the Agent and each Bank of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which exists at any time between the Company or any of its Subsidiaries and any Governmental Authority (including, without limitation, HMO Regulators and Insurance Regulators), which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) the commencement of any litigation or proceeding or a development or change in any ongoing litigation or proceeding affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect (as a result of an adverse judgment or ruling, settlement, incurrence of legal fees and expenses or otherwise);

(d) a development or event which could reasonably be expected to have a Material Adverse Effect;

(e) non-compliance with any Requirement of Law or Contractual Obligation, including, without limitation, HMO Regulations and Insurance Regulations, that is not currently being contested in good faith by appropriate proceedings and which could reasonably be expected to have a Material Adverse Effect;

(f) the revocation of any license, permit, authorization, certificate or, qualification of the Company or any Subsidiary by any Governmental Authority, including, without limitation, the HMO Regulators and Insurance Regulators, which could reasonably be expected to have a Material Adverse Effect; and

(g) any significant change in or material additional restriction placed on the ability of a Significant Subsidiary to continue business as usual, including, without limitation, any such restriction prohibiting the payment to the Company of dividends by any Significant Subsidiary, by any Governmental Authority, including, without limitation, the HMO Regulators and Insurance Regulators.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

6.10 Maintenance of Licenses, Etc

Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, all licenses, permits, authorizations, certifications and qualifications (including, without limitation, those qualifications with respect to solvency and capitalization) required under the HMO Regulations or the Insurance Regulations in connection with the ownership or operation of HMO’s or insurance companies except were the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.11 Further Assurances

Execute any and all further documents, and take all further action which the Required Banks or the Agent may reasonably request in order to effectuate the transactions contemplated by the Loan Documents.

SECTION 7. NEGATIVE COVENANTS

The Company hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Loan or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Maintenance of Net Worth.  Permit Consolidated Net Worth at any time to be less than 75% of Consolidated Net Worth of the Company and its consolidated subsidiaries as at December 31, 2016 plus 50% of Consolidated Net Income for each fiscal quarter after December 31, 2016 (without any deduction for any such fiscal quarter in which such Consolidated Net Income is a negative number).

(b) Maximum Leverage Ratio.  Permit the Leverage Ratio on the last day of any full fiscal quarter of the Company to be more than 3.00 to 1.00; provided that following the consummation of an acquisition for which the aggregate amount of Indebtedness incurred and assumed by the Company and its Subsidiaries in connection therewith is at least $750,000,000, upon written notice of such election from the Company to the Agent on or prior to the date that is 60 days after the consummation of such material acquisition, such ratio will be (i) 3.50 to 1.00 for the first two fiscal quarters ended immediately after the consummation of such material acquisition and (ii) 3.25 to 1.00 for the immediately subsequent two quarters, with such ratio stepping back down to 3.00 to 1.00 thereafter (it being understood such step-up may occur multiple times over the life of this Agreement, provided that this Leverage Ratio covenant steps down to 3.00 to 1.00 and is tested at least twice prior to any subsequent step up).

7.2 Limitation on Subsidiary Indebtedness

The Company shall not permit any of the Subsidiaries of the Company to create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Subsidiary to the Company or any other Subsidiary;

(b) Indebtedness of a Person which becomes a Subsidiary after the date hereof provided that (i) such indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) immediately before and after giving effect to the acquisition of such person by the Company no Default or Event of Default shall have occurred and be continuing; and

(c) additional Indebtedness of Subsidiaries of the Company not exceeding the greater of (i) $1,000,000,000 and (ii) 10% of Consolidated Net Worth, in aggregate principal amount at any one time outstanding.

7.3 Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens, if any, securing the obligations of the Company under this Agreement and the Notes, including Liens created under subsection 8.1 of this Agreement;

(b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary;

(g) Liens in existence on the Closing Date listed on Schedule III, securing Indebtedness in existence on the Closing Date, provided that no such Lien is spread to cover any additional property or any material improvements to the property listed on Schedule III after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(h) Liens securing Indebtedness of the Company and its Subsidiaries not prohibited hereunder incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 270 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property;

(i) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any other property or assets after the time such Person becomes a Subsidiary and (iii) the amount of Indebtedness secured thereby, if any, is not increased;

(j) Liens on the Headquarters, the Waterside Garage, the Clocktower Building and the Waterside Building; and

(k) Liens not otherwise permitted under this subsection 7.3 securing obligations in an aggregate amount not exceeding at any time 10% of Consolidated Net Tangible Assets as at the end of the immediately preceding fiscal quarter of the Company.

7.4 Limitations on Fundamental Changes

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except:

(a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving Person) and any Subsidiary of the Company may be merged or consolidated with or into any one or more wholly owned Subsidiaries of the Company (provided that the surviving Person shall be a wholly owned Subsidiary);

(b) the Company or any Subsidiary may merge into another Person owned by the Company for the purpose of causing the Company to be incorporated in a different jurisdiction;

(c) the Company or a wholly owned Subsidiary of the Company may merge with another Person, provided that (i) the Company or such wholly owned Subsidiary (subject to clause (ii)), as the case may be, shall be the continuing or surviving Person of such merger and the Company shall be the continuing or surviving Person of any such merger to which the Company is a party, (ii) in the case of a wholly owned Subsidiary of the Company which is merged into another Person which is the continuing or surviving Person of such merger, the Company shall cause such continuing or surviving Person to be a wholly owned Subsidiary of the Company and (iii) immediately before and after giving effect to such merger no Default or Event of Default shall have occurred and be continuing; and

(d) a merger, consolidation, amalgamation, liquidation, wind-up or dissolution of a Subsidiary, the purpose of which is to effect a disposition permitted under subsection 7.5.

Notwithstanding the foregoing, the Company will not change its jurisdiction of organization to a jurisdiction that is not a state of the United States of America or the District of Columbia.

7.5 Limitation on Sale of Assets

Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

(a) obsolete or worn out property disposed of in the ordinary course of business;

(b) the sale or discount without recourse of accounts receivable in connection with the compromise or collection thereof;

(c) the sale or other disposition of the Headquarters, the Waterside Garage, the Green Bay Facility, the Clocktower Building and the Waterside Building;

(d) the sale or other disposition of securities held for investment purposes in the ordinary course of business;

(e) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any wholly owned Subsidiary of the Company (except to a Subsidiary referred to in subsection 7.2(b)); and

(f) the sale or other disposition of any other property so long as no Default or Event of Default shall have occurred and be continuing; provided that the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive calendar months shall not exceed in the aggregate 25% of the Consolidated Assets of the Company and its Subsidiaries as on the first day of such period.

7.6 Transactions with Affiliates

Enter into any transaction (unless such transaction or a series of such transactions is immaterial) including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Company and its Subsidiaries) unless such transaction is otherwise permitted under this Agreement, is upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in an arm’s length transaction.

7.7 Anti-Corruption Laws; Sanctions Laws

(a)           Use, and shall ensure that its or their respective directors, officers, employees and, to the knowledge of the Company, agents, shall not use the proceeds of the Loans or the Letters of Credit directly, or to the knowledge of the Company, indirectly (i) for any purpose which would violate Anti-Corruption Laws, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or with or in any Embargoed Jurisdiction, where such actions would constitute a violation of applicable Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom or a European Union member state or (iii) in any other manner that would result in a violation of any applicable Sanctions by any party hereto.

(b) Use funds or assets obtained directly or indirectly from transactions with or otherwise relating to any Person located, organized or residing in any Embargoed Jurisdiction or who is otherwise the subject of Sanctions, or with any Embargoed Jurisdiction to pay or repay any amount owing to the Credit Party hereunder where such actions would constitute a violation of applicable Sanctions.

SECTION 8. DEFAULTS

8.1 Events of Default

Upon the occurrence of any of the following events:

(a) any default shall be made by the Company in any payment in respect of: (i) interest on any of the Loans or any fee payable hereunder as the same shall become due and such default shall continue for a period of five days; or (ii) any Reimbursement Obligation or principal of the Loans as the same shall become due, whether at maturity, by prepayment, by acceleration or otherwise; or

(b) any default shall be made by either the Company or any Subsidiary of the Company in the performance or observance of any of the provisions of subsections 6.2 (relating to the maintenance of corporate existence of the Company only), 6.9(a), 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6; or

(c) any default shall be made in the due performance or observance of any other covenant, agreement or provision to be performed or observed by the Company under this Agreement, and such default shall not be rectified or cured within a period of 30 days after the earlier of (i) a Responsible Officer of the Company having knowledge thereof and (ii) receipt of written notice from the Agent or any Bank of such default; or

(d) any representation or warranty made or deemed made by the Company herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall have been untrue in any material respect on or as of the date made and the facts or circumstances to which such representation or warranty relates shall not have been subsequently corrected to make such representation or warranty no longer incorrect in any material respect; or

(e) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest) in respect of any Indebtedness for borrowed money having an outstanding principal amount of $100,000,000 (or its equivalent in any other currency) or more, when and as the same shall become due and payable; or any event or condition occurs that results in any outstanding Indebtedness for borrowed money of the Company or any Subsidiary having an outstanding principal amount of $100,000,000 (or its equivalent in any other currency) or more becoming due prior to its scheduled maturity, or that enables or permits the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such indebtedness to become due prior to its scheduled maturity; or

(f) either the Company or any Significant Subsidiary (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) shall be involved in financial difficulties as evidenced:

(i) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(ii) by the filing against it of a petition commencing an involuntary case under said Title 11 which shall not have been dismissed within 60 days after the date on which said petition is filed or by its filing an answer or other pleading within said 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting or acquiescing in the relief therein provided;

(iii) by the entry of an order for relief in any involuntary case commenced under said Title 11;

(iv) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

(v) by the entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property;

(vi) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(vii) by the Company or any of  its Significant Subsidiaries (including any group of Subsidiaries considered collectively in the aggregate, that would constitute a Significant Subsidiary) generally not paying, or being unable to pay, or admitting in writing its inability to pay, its debts as they become due; or

(g) a Change in Control of the Company shall occur;

(h) (i)  any Person shall engage in any non-exempt Prohibited Transaction involving any Plan, (ii) any failure to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to a Single Employer Plan, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company, any Subsidiary or any Control Group Person shall, or in the reasonable opinion of the Required Banks shall be likely to, incur any liability in connection with a withdrawal from, or the termination, Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against the Company or any of its Subsidiaries and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof that (i) involves in the aggregate a liability (not paid or to the extent not covered by insurance) of $100,000,000 or more, or (ii) could reasonably be expected to have a Material Adverse Effect; or

(j) (i) any material non-compliance by the Company or any Significant Subsidiary with any term or provision of the HMO Regulations or Insurance Regulations pertaining to fiscal soundness, solvency or financial condition; or (ii) the assertion in writing by an HMO Regulator or Insurance Regulator that it is taking administrative action against the Company or any Significant Subsidiary to revoke or suspend any contract of insurance, license, permit, certification, authorization, accreditation or charter or to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations or Insurance Regulations against any of such entities and the Company or such Significant Subsidiary shall have been unable to cause such HMO Regulator or Insurance Regulator to withdraw such written notice within five Business Days following receipt of such written notice by the Company or such Significant Subsidiary, in each of clauses (i) and (ii), to the extent such event will or is reasonably expected to have a Material Adverse Effect; or

(k) on or after the Closing Date, (i) for any reason this Agreement ceases to be or is not in full force and effect or (ii) the Company shall assert that this Agreement has ceased to be or is not in full force and effect;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder) (the “Bank Obligations”) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice to the Company, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice of default to the Company, declare the Bank Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all Letters of Credit as to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Company shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Company hereunder and under the Notes.  The Company hereby grants to the Agent for the benefit of the Issuing Bank and the Banks, a lien on and hereby assigns to the Agent for the benefit of the Issuing Bank and the Banks all of its right, title and interest in, such cash collateral account and all funds from time to time on deposit therein to secure its reimbursement and other obligations in respect of such Letters of Credit.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Company hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

8.2 Annulment of Defaults

An Event of Default shall not be deemed to be in existence for any purpose of this Agreement if the Agent, with the consent of or at the direction of the Required Banks, subject to subsection 10.1, shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any rights of the Agent or the Banks upon the occurrence thereof.

8.3 Waivers

The Company hereby waives to the extent permitted by applicable law (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions hereof), protests, notices of protest and notices of dishonor in connection with any Reimbursement Obligation or any of the Loans, (b) any requirement of diligence or promptness on the part of any Bank in the enforcement of its rights under the provisions of this Agreement, any Letter of Credit or any Note, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law.

8.4 Course of Dealing

No course of dealing between the Company and any Bank shall operate as a waiver of any of the Banks’ rights under this Agreement or any Note.  No delay or omission on the part of any Bank in exercising any right under this Agreement or any Note or with respect to any of the Bank Obligations shall operate as a waiver of such right or any other right hereunder.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  No waiver or consent shall be binding upon any Bank unless it is in writing and signed by the Agent or such of the Banks as may be required by the provisions of this Agreement.  The making of a Loan or issuance of a Letter of Credit hereunder during the existence of a Default shall not constitute a waiver thereof.

SECTION 9. THE AGENT

9.1 Appointment

Each Bank hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. as the Agent and CAF Loan Agent of such Bank under this Agreement, and each such Bank irrevocably authorizes JPMorgan Chase Bank, N.A., as the Agent and CAF Loan Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent or CAF Loan Agent, as the case may be, by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Agent nor the CAF Loan Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent or the CAF Loan Agent.

9.2 Delegation of Duties

The Agent or the CAF Loan Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Agent nor the CAF Loan Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions

Neither the Agent nor the CAF Loan Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent or the CAF Loan Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or for any failure of the Company to perform its obligations hereunder.  Neither the Agent nor the CAF Loan Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

9.4 Reliance by Agent

The Agent and the CAF Loan Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent or the CAF Loan Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.  The Agent and the CAF Loan Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent and the CAF Loan Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

9.5 Notice of Default

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Banks.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

9.6 Non-Reliance on Agent and Other Banks

Each Bank expressly acknowledges that neither the Agent nor the CAF Loan Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or the CAF Loan Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Bank.  Each Bank represents to the Agent and the CAF Loan Agent that it has, independently and without reliance upon the Agent or the CAF Loan Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon the Agent or the CAF Loan Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent or the CAF Loan Agent hereunder, neither the Agent nor the CAF Loan Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Agent or the CAF Loan Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Indemnification

The Banks agree to indemnify the Agent and the CAF Loan Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their then existing Commitments (or, if the Commitments have terminated, their then Aggregate Outstanding Extensions of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent or the CAF Loan Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent or the CAF Loan Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or the CAF Loan Agent’s gross negligence, bad faith or willful misconduct.  The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent and CAF Loan Agent in Its Individual Capacity

The Agent and the CAF Loan Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent or the CAF Loan Agent were not the Agent or the CAF Loan Agent hereunder.  With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Agent and the CAF Loan Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms “Bank” and “Banks” shall include the Agent or the CAF Loan Agent in its individual capacity.

9.9 Successor Agent and CAF Loan Agent

The Agent or the CAF Loan Agent may resign as Agent or CAF Loan Agent, as the case may be, upon 10 days’ notice to the Banks and the Company.  If the Agent or the CAF Loan Agent shall resign as Agent or CAF Loan Agent, as the case may be, under this Agreement, then the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent or CAF Loan Agent, as the case may be, and the term “Agent” or “CAF Loan Agent”, as the case may be, shall mean such successor agent effective upon its appointment, and the former Agent’s or CAF Loan Agent’s rights, powers and duties as Agent or CAF Loan Agent shall be terminated, without any other or further act or deed on the part of such former Agent or CAF Loan Agent or any of the parties to this Agreement or any holders of the Notes.  After any retiring Agent’s or CAF Loan Agent’s resignation hereunder as Agent or CAF Loan Agent, the provisions of this subsection 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or CAF Loan Agent under this Agreement.

9.10 Syndication Agent and Documentation Agents

The Syndication Agent and Documentation Agents shall not have any duties or responsibilities hereunder in their respective capacities as such.

9.11 No Fiduciary Relationship

Without limiting the foregoing, none of the Banks shall have or be deemed to have a fiduciary relationship with any other Bank.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers

Neither this Agreement, any Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection.  With the written consent of the Required Banks, the Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) subject to subsection 2.22 herein, extend the maturity (whether as stated, by acceleration or otherwise) of any Loan or Commitment, or reduce the rate or extend the time of payment of interest thereon, or reduce or extend the payment of any fee payable to the Banks hereunder, or reduce the principal amount of any Loan, or change the amount of any Bank’s Commitment, or amend, modify or waive any provision of subsection 2.11(a), (b) or (c), in each case without the consent of each Bank directly affected thereby, or (b) amend, modify or waive any provision of this subsection 10.1 or reduce the percentage specified in the definition of Required Banks or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, in each case without the written consent of all the Banks, or (c) amend, modify or waive any provision of Section 9 without the written consent of the then Agent, or (d) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Bank, or (e) amend, modify or waive any provision of subsection 2.20 without the written consent of  the Agent and the Issuing Bank.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agent and all future holders of any Loans.  In the case of any waiver, the Company, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, the Agent, with the prior written consent of the Company, may amend, modify or supplement any Loan Document without the consent of any Bank or the Required Banks in order to correct, amend or cure any ambiguity, inconsistency, omission, defect or error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Banks within three Business Days following receipt of notice thereof.

10.2 Notices

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or one Business Day after being deposited with an overnight courier service, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed (i) in the case of notices, requests and demands to or upon the Company, the Agent, and the CAF Loan Agent, as set forth below and (ii) in the case of notices, requests and demands to or upon any Bank, as set forth in an administrative questionnaire delivered by such Bank to the Agent, or, in each case,  to such other address as may be hereafter notified by the respective parties hereto:

The Company:                      Humana Inc.
The Humana Building
500 West Main Street
Louisville, Kentucky  40202
Attention: Brian A. Kane
Senior Vice President and Chief Financial Officer
Telephone:
Email:

with a copy to:                      Alan J. Bailey
            Treasurer
Telephone:
Telecopy:
Email:

The Agent and
CAF Loan Agent:                 JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, Floor 01
Newark, DE 19713-2107
Attention:
Telephone:

Email:

with a copy to:                      JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, NY  10179
Attention:
Email:

provided that any notice, request or demand to or upon the Agent or the Banks pursuant to Section 2 shall not be effective until received.

10.3 No Waiver; Cumulative Remedies

 No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

10.5 Payment of Expenses and Taxes; Indemnity

(a)  The Company agrees (i) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel to the Agent, and (ii) to pay or reimburse each Bank and the Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, reasonable and documented out-of-pocket fees and disbursements of a single firm of counsel to the Agent and to the several Banks and if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected Persons, including one such local counsel in each appropriate jurisdiction and one special counsel in each appropriate specialty).

(b) The Company will indemnify each of the Agent and the Banks and their respective Affiliates and the directors, officers, employees, advisors and agents thereof and each Person, if any, who controls each one of the Agent and the Banks (any of the foregoing, an “Indemnified Person”) and hold each Indemnified Person harmless from and against any and all claims, damages, liabilities and expenses (including without limitation all reasonable and documented out-of-pocket fees and disbursements of a single firm of counsel to all Indemnified Persons and if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected Indemnified Persons, including one such local counsel in each appropriate jurisdiction and one special counsel in each appropriate specialty) which an Indemnified Person may incur or which may be asserted against it in connection with any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party to such litigation or investigation) involving this Agreement, the use of any proceeds of any Loans under this Agreement by the Company or any Subsidiary or any officer, director or employee thereof, excluding litigation commenced by the Company against any of the Agent or the Banks which (i) seeks enforcement of any of the Company’s rights hereunder and (ii) is determined adversely to any of the Agent or the Banks (all such non-excluded claims, damages, liabilities and expenses, “Indemnified Liabilities”), provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with this Agreement. This paragraph (b) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(c) The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations; Purchasing Banks

(a)  This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agent and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

(b) Any Bank other than a Conduit Lender may, in accordance with applicable law, at any time sell to one or more banks or other entities other than the Company or a Defaulting Bank or any of their respective Affiliates and Subsidiaries (“Participants”) participating interests in any Loans owing to such Bank, any Notes held by such Bank, any Commitments of such Bank and/or any other interests of such Bank hereunder and under the other Loan Documents.  In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Notes for all purposes under this Agreement, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and under the other Loan Documents.  The Company agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of offset in respect of its participating interest in amounts owing under this Agreement and any Notes to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Notes, provided that such right of offset shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in subsection 10.7.  The Company also agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, subsections 2.13, 2.14 and 2.15 with respect to its participation in the Commitments and the Eurodollar Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater amount results from a change in law that occurs after the Participant acquired the applicable participation.  No Participant shall be entitled to the benefits of subsection 2.15 unless such Participant complies with subsection 2.15(b) as if it were a Bank, and no Participant shall be entitled to consent to any amendment, supplement, modification or waiver of or to this Agreement or any Note, unless the same is an amendment, supplement, modification or waiver described in clause (a) of the proviso to subsection 10.1 which requires the consent of the Bank from which it purchased its participation (in which case the participation agreement may provide that such Bank must obtain the participant’s consent before approving any such amendment, supplement, modification or waiver). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Notes, Commitments and/or any other interests of such Bank hereunder and under the other Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Notes, Commitments and/or any other interests of such Bank hereunder and under the other Loan Documents) except to the extent that such disclosure is (i) necessary to establish that such Loans, Notes, Commitment or other interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (ii) otherwise required by law or any Governmental Authority. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank and the Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement.

(c) Any Bank other than any Conduit Lender may, in accordance with applicable law, at any time assign to one or more banks or other entities (“CAF Loan Assignees”) any CAF Loan owing to such Bank and any Individual CAF Loan Note held by such Bank evidencing such CAF Loan, pursuant to a CAF Loan Assignment executed by the assignor Bank, the CAF Loan Assignee and the Agent (which consent shall not be unreasonably withheld) (and, in the case of a CAF Loan Assignee that is not then a Bank, a Lender Affiliate or an Approved Fund, by the Company (which consent shall not be unreasonably withheld)); provided, that no consent of the Company shall be required while an Event of Default is continuing; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object within fifteen Business Days after having received written notice thereof.  Upon such execution, from and after the date of such CAF Loan Assignment, the CAF Loan Assignee shall, to the extent of the assignment provided for in such CAF Loan Assignment, be deemed to have the same rights and benefits of payment and enforcement with respect to such CAF Loan and Individual CAF Loan Note and the same rights of offset pursuant to subsection 10.7 and under applicable law and obligation to share pursuant to subsection 10.7 as it would have had if it were a Bank hereunder; provided that unless such CAF Loan Assignment shall otherwise specify and a copy of such CAF Loan Assignment shall have been delivered to the Agent for its acceptance and recording in the Register in accordance with subsection 10.6(f), the assignor thereunder shall act as collection agent for the CAF Loan Assignee thereunder, and the Agent shall pay all amounts received from the Company which are allocable to the assigned CAF Loan or Individual CAF Loan Note directly to such assignor without any further liability to such CAF Loan Assignee.  A CAF Loan Assignee under a CAF Loan Assignment shall not, by virtue of such CAF Loan Assignment, become a party to this Agreement or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of this Agreement or any related document; provided that if a copy of such CAF Loan Assignment shall have been delivered to the Agent for its acceptance and recording in the Register in accordance with subsection 10.6(f), neither the principal amount of, the interest rate on, nor the maturity date of any CAF Loan or Individual CAF Loan Note assigned to the CAF Loan Assignee thereunder will be modified without the written consent of such CAF Loan Assignee.  If a CAF Loan Assignee has caused a CAF Loan Assignment to be recorded in the Register in accordance with subsection 10.6(f), such CAF Loan Assignee may thereafter, in the ordinary course of its business and in accordance with applicable law, assign such Individual CAF Loan Note to any Bank, to any Affiliate or subsidiary of such CAF Loan Assignee or to any other financial institution that has total assets in excess of $1,000,000,000 and that in the ordinary course of its business extends credit of the type evidenced by such Individual CAF Loan Note, and the foregoing provisions of this subsection 10.6(c) shall apply, mutatis mutandis, to any such assignment by a CAF Loan Assignee.  Except in accordance with the preceding sentence, CAF Loans and Individual CAF Loan Notes may not be further assigned by a CAF Loan Assignee, subject to any legal or regulatory requirement that the CAF Loan Assignee’s assets must remain under its control.

(d) Any Bank other than a Conduit Lender may, in accordance with applicable law, at any time sell to one or more additional banks or financial institutions or Approved Funds other than, in each case, to a natural person or to the Company or to a Defaulting Bank or any of their respective Subsidiaries (“Purchasing Banks”) all or any part of its rights and/or obligations under this Agreement and the Notes pursuant to an Assignment and Assumption, executed by such Purchasing Bank, such transferor Bank, the Issuing Bank and the Agent (which consent shall not be unreasonably withheld) (and, in the case of a Purchasing Bank that is not then a Bank, a Lender Affiliate or an Approved Fund, by the Company (which consent shall not be unreasonably withheld)); provided, however, that (i) the Commitments purchased by such Purchasing Bank that is not then a Bank, a Lender Affiliate or an Approved Fund shall be equal to or greater than $5,000,000, (ii) the transferor Bank which has transferred less than all of its Loans and Commitments to any such Purchasing Bank shall retain a minimum Commitment, after giving effect to such sale, equal to or greater than $10,000,000, (iii) no consent of the Company shall be required while an Event of Default is continuing and (iv) the Company shall be deemed to have consented to any such assignment unless it shall object within fifteen Business Days after having received written notice thereof.    For purposes of the proviso contained in the previous sentence, the amounts described therein shall be aggregated in respect of each Bank, its Lender Affiliates and Approved Funds, if any.  Upon (i) such execution of such Assignment and Assumption, (ii) delivery of an executed copy thereof to the Company and (iii) payment by such Purchasing Bank, such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement, to the same extent as if it were an original party hereto with the Commitment Percentage of the Commitments set forth in such Assignment and Assumption.  Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes.  Upon the consummation of any transfer to a Purchasing Bank, pursuant to this subsection 10.6(d), the transferor Bank, the Agent and the Company shall make appropriate arrangements so that, if required, replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchasing Bank, in each case in principal amounts reflecting their Commitment Percentages or, as appropriate, their outstanding Loans as adjusted pursuant to such Assignment and Assumption.  Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Bank hereunder without the consent of the Company or the Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this subsection 10.6(d).

For the purpose of this subsection 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

(e) The Agent shall maintain at its address referred to in subsection 10.2 copy of each CAF Loan Assignment and each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of (i) the names and addresses of the Banks and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank from time to time, and (ii) with respect to each CAF Loan Assignment delivered to the Agent, the name and address of the CAF Loan Assignee and the principal amount (and stated interest) of each CAF Loan owing to such CAF Loan Assignee.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Company or any Bank or CAF Loan Assignee (in the case of a Bank or a CAF Loan Assignee, only with respect to its Aggregate Outstanding Extensions of Credit) at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of a CAF Loan Assignment executed by an assignor Bank and a CAF Loan Assignee, together with payment to the Agent of a registration and processing fee of $2,500, the Agent shall promptly accept such CAF Loan Assignment, record the information contained therein in the Register and give notice of such acceptance and recordation to the assignor Bank, the CAF Loan Assignee and the Company.  Upon its receipt of an Assignment and Assumption executed by a transferor Bank, a Purchasing Bank and the Agent (and, in the case of a Purchasing Bank that is not then a Bank, a Lender Affiliate or an Approved Fund, by the Company (so long as no Event of Default is continuing)) together with payment to the Agent of a registration and processing fee of $3,500, the Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.

(g) The Company authorizes each Bank to disclose to any Participant, CAF Loan Assignee or Purchasing Bank (each, a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning the Company which has been delivered to such Bank by the Company pursuant to this Agreement or which has been delivered to such Bank by the Company in connection with such Bank’s credit evaluation of the Company prior to entering into this Agreement so long as such Transferee agrees to comply with confidentiality provisions substantially the same as subsection 10.12.

(h) If, pursuant to this subsection 10.6, any interest in this Agreement or any Note is transferred to a Non-U.S. Bank, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer to comply with the provisions of subsection 2.15.

(i) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests by a Bank, including to any Federal Reserve Bank, in accordance with applicable law; provided, that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(j) Each of the Company, each Bank and the Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Bank designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set-off

(a)   Except to the extent that this Agreement or a court order provides for payments to be allocated to a particular Bank or Banks, if any Bank (a “Benefitted Bank”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by offset, pursuant to events or proceedings of the nature referred to in subsection 8.1(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank’s Loans or the Reimbursement Obligations owing to it, or interest thereon, such Benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Loans or the Reimbursement Obligations then owing to it, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Company agrees that each Bank so purchasing a portion of another Bank’s Loan may exercise all rights of a payment (including, without limitation, rights of offset) with respect to such portion as fully as if such Bank were the direct holder of such portion.

(b) In addition to any rights and remedies of the Banks provided by law, at any time when an Event of Default is in existence, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank, its Affiliates or any branch or agency thereof to or for the credit or the account of the Company, as the case may be.  Each Bank agrees promptly to notify the Company and the Agent after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement may be executed by facsimile or other electronic means (including, without limitation, “pdf”).  Delivery by telecopier or other electronic means (including, without limitation, “pdf”) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

                      10.9           GOVERNING LAW

THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                      10.10           WAIVERS OF JURY TRIAL

THE COMPANY, THE AGENT, THE CAF LOAN AGENT AND THE BANKS EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.11 Submission To Jurisdiction; Waivers

The Company, the Agent, the CAF Loan Agent and the Banks each hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Courts of the State of New York in Manhattan, the courts of the United States of America for the Southern District of New York in Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in subsection 10.2 or at such other address of which the Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.12 Confidentiality of Information

Each Bank acknowledges that some of the information furnished to such Bank pursuant to this Agreement may be received by such Bank prior to the time such information shall have been made public, and each Bank agrees that it will keep all such non-public information so furnished confidential and shall make no use of such non-public information until it shall have become public, except (a) in connection with matters involving operations under or enforcement of this Agreement or the Notes, (b) in accordance with each Bank’s obligations under law or regulation or pursuant to subpoenas or other process to make information available to governmental or regulatory agencies and examiners or to others, (c) to each Bank’s Affiliates, employees, agents, directors, officers and representatives (including accountants, legal counsel and other advisors) to the extent such Persons are informed of the confidential nature of such information and are instructed to keep such information confidential, (d) to Transferees and prospective Transferees and to direct or indirect counterparties in connection with swaps or derivatives so long as such Persons agree to be bound by confidentiality provisions substantially the same as this subsection 10.12, (e) with the prior written consent of the Company, (f) to the Agent, any other Bank or Affiliate thereof (to the extent such Affiliates are informed of the confidential nature of such information and are instructed to keep such information confidential), (g) if requested or required to do so in connection with any litigation or similar proceeding (in which case such Bank shall promptly notify the Company, in advance, to the extent practicable and permitted by law or regulation), (h) that has been publicly disclosed other than by reason of disclosure by such Bank or its Affiliates, officer, directors, employees, agents or representatives in breach of this subsection 10.12, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Company received by it from the Agent or any Bank, (k) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (l) to market data collectors or similar service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration and management of the Loan Documents.

10.13 Existing Credit Agreement

Each Bank which is a Bank party to the Existing Credit Agreement and the Company acknowledge that the commitments under the Existing Credit Agreement will be amended and restated pursuant to this Agreement on the Closing Date, and each such Bank hereby waives any requirement of the Existing Credit Agreement that the Company give any notice of such amendment and restatement.  In connection with such amendment and restatement, each Bank and the Company acknowledge that (i) the commitments of each Bank under the Existing Credit Agreement which is not party to this Agreement will terminate on the Closing Date and (ii) with respect to such termination, the notice requirements under subsection 2.7 of the Existing Credit Agreement are hereby waived.

10.14 USA PATRIOT Act

Each Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Patriot Act. The Company shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such Bank reasonably requests and that is required to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.15 No Fiduciary Duty

The Agent, each Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Company, its stockholders and/or its Affiliates.  The Company agrees that nothing in this Agreement or the other Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Company, its stockholders or its Affiliates, on the other.  The Company acknowledges and agrees that (i) the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Company, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and the other Loan Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders, creditors or any other Person.  The Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Company agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

10.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HUMANA INC.

By:                      /s/ Brian A. Kane
Name:           Brian A. Kane
Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Agent, as CAF Loan Agent, as Issuing Bank and as a Bank

By:                      /s/ Dawn Lee Lum
Name:           Dawn Lee Lum
Title:	Executive Director

BANK OF AMERICA, N.A., as Issuing Bank and as a Bank

By:                      /s/ Amie Edwards
Name:           Amie  Edwards
Title:	Senior Vice President

CITIBANK, N.A., as Issuing Bank and as a Bank

By:                      /s/ Peter C. Bickford
Name:           Peter C. Bickford
Title:	Vice President & Managing Director

PNC BANK, NATIONAL ASSOCIATION, as Issuing Bank and as a Bank

By:                      /s/ Edward Baker
Name:           Edward Baker
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Issuing Bank and as a Bank

By:                      /s/ Michael West
Name:           Michael West
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank and as a Bank

By:                      /s/ Joe Ellerbroek
Name:           Joe Ellerbroek
Title:	Vice President

Barclays Bank, PLC, as a Bank

By:                      /s/ Christopher Aitkin
Name:           Christopher Aitkin
Title:	Assistant Vice President

                         Branch Banking and Trust Company, as a Bank

By:                      /s/ Scott Hennessee
Name:           Scott Hennessee
Title:	Senior Vice President

                    GOLDMAN SACHS BANK USA, as a Bank

By:                      /s/ Annie Carr
Name:           Annie Carr
Title:	Authorized Signatory

The Bank of New York Mellon, as a Bank

By:                      /s/ John M. DiMarsico
Name:           John M. DiMarsico
Title:	Vice President

FIFTH THIRD BANK, as a Bank

By:                      /s/ Vera B. McEvoy
Name:           Vera B. McEvoy
Title:	Vice President

The Bank of Tokyo-Mitsubishi UFJ, Ltd. as a Bank

By:                      Teuta Ghilaga
Name:       Teuta Ghilaga
Title:	Director

MORGAN STANLEY BANK, N.A. as a Bank

By:                      /s/ Michael King
Name:           Michael King
Title:	Authorized Signatory

UMB Bank, n.a., as a Bank

By:                      /s/ Cory Miller
Name:         Cory Miller
Title:	Vice President